UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒                  Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement

☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒ Definitive Proxy Statement

☐ Definitive Additional Materials

☐ Soliciting Material Pursuant to § 240.14a-11(c) or § 240.14a-12

BUSINESS FIRST BANCSHARES, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒ No fee required

☐ Fee paid previously by written preliminary materials.

☐ Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

500 Laurel Street, Suite 101

Baton Rouge, Louisiana 70801

NOTICE OF 2023 ANNUAL MEETING OF SHAREHOLDERS
AND PROXY STATEMENT

TO THE SHAREHOLDERS OF BUSINESS FIRST BANCSHARES, INC.:

The 2023 Annual Meeting of Business First Bancshares, Inc. (the “Company”) will be held:

Date: Thursday, July 27, 2023

Time: 8:00 A.M. Central Time

Place: 500 Laurel Street, Suite 101, Baton Rouge, Louisiana and Via Live Webcast

Record Date: June 2, 2023

The annual meeting is being held for the following purposes:

1.

Election to our board of directors of the 17 nominees named in our proxy statement to serve as Directors until the next annual meeting of shareholders or in each case until their successors are duly elected and qualified;

2.	Advisory vote on executive compensation.; and
3.	Ratification of the appointment of FORVIS, LLP the Company’s independent registered public accounting firm for the year 2023.

Shareholders will also transact any other business that properly comes before the meeting. The Board set June 2, 2023, as the Record Date for the annual meeting. Accordingly, only shareholders of record at such date are entitled to notice of, and to vote at, the annual meeting or any adjournment or postponement of the meeting.

Attending the Meeting: The Company plans to hold this meeting in person with a virtual attendance option. We reserve the right to adjourn or postpone the meeting or change the means of convening the meeting; if we elect to do so, details on how to participate will be made available at www.b1bank.com under the “Shareholder Information” tab. If you owned shares of our common stock as of the Record Date you are entitled to attend, vote, and ask questions at this year’s annual meeting by attending in person or by logging in using the control number appearing on the Notice of Internet Availability of Proxy Materials, email notification, voting instruction form, or paper proxy card. Guests without a control number may also attend the meeting, but they will not be permitted to vote or submit questions. It is recommended that virtual attendees log into the meeting with sufficient time before the meeting begins to address any technical issues.

We have elected to take advantage of Securities and Exchange Commission (“SEC”) rules that allow us to furnish proxy materials to certain shareholders over the internet. On or about the date of this Notice of Annual Meeting of Shareholders, we began mailing a notice of internet availability of proxy materials (the “notice of internet availability”) to shareholders of record at the record date. The notice of internet availability contains an internet address and a control number unique to each shareholder. Please use that internet address and control number to access the proxy statement (which describes in detail each of the matters to be considered at the annual meeting), our 2022 Annual Report on Form 10-K and the form of proxy over the internet, as well as instructions on how to request a paper copy of the proxy materials.

Your vote is important! Whether or not you plan to attend the annual meeting, we urge you to access the website and vote electronically, either online or by telephone. This will ensure the presence of a quorum at the meeting and that your shares are voted in accordance with your wishes. Voting electronically will not prevent you from voting your stock at the meeting if you desire to do so, as your proxy is revocable at your option. You may revoke your proxy at any time before it is voted at the meeting in the manner described in the proxy statement.

BY ORDER OF THE BOARD OF DIRECTORS,

Saundra Strong

Corporate Secretary

June 12, 2023

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON JULY 27, 2023.

This proxy statement, along with our 2022 Annual Report, including our Annual Report on Form 10-K for the year ended December 31, 2022, and any amendments thereto, are available free of charge on our website, www.b1bank.com, under “Shareholder Info.”

BUSINESS FIRST BANCSHARES, INC.

500 Laurel Street, Suite 101

Baton Rouge, Louisiana 70801

PROXY STATEMENT

FOR

ANNUAL MEETING OF SHAREHOLDERS

to be held Thursday, July 27, 2023

The date of this proxy statement is June 12, 2023

In this proxy statement, when we refer to “Business First,” “the Company,” “our Company,” “we,” “our” and “us,” we are referring to Business First Bancshares, Inc. When we refer to “the Bank,” we are referring to b1BANK, formerly known as Business First Bank.

This proxy statement contains information about the 2023 annual meeting of the shareholders of Business First Bancshares, Inc. The meeting is scheduled to be held on Thursday, July 27, 2023, beginning at 8:00 a.m. local time. We are holding an in-person meeting with a virtual option. In-person or virtually, we hope that you will attend the meeting.

If you choose to attend virtually, you will be able to vote your shares electronically, and submit your questions prior to and during the meeting by visiting: www.meetnow.global/MD4WR2Y, at 8:00 a.m. Central Time. To participate in the annual meeting at www.meetnow.global/MD4WR2Y, you must enter the control number found on the notice of internet availability you previously received. Questions or statements that we receive from shareholders which are relevant to the business to be conducted at the annual meeting will be read aloud on the webcast and, if appropriate, answered during the meeting. You also will be able to vote your shares electronically and telephonically during the live webcast of the meeting. We are providing these proxy materials to you in connection with the solicitation of proxies by our board of directors for use at the 2023 annual meeting of shareholders and for any adjournment or postponement of the meeting.

IMPORTANT NOTICE REGARDING INTERNET AVAILABILITY OF PROXY MATERIALS FOR THE 2023 ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON THURSDAY, JULY 27, 2023.

PURSUANT TO RULES PROMULGATED BY THE SECURITIES AND EXCHANGE COMMISSION (“SEC”), THE COMPANY IS PROVIDING ACCESS TO ITS PROXY MATERIALS BY SENDING YOU A NOTICE OF INTERNET AVAILABILITY, WHICH CONTAINS INSTRUCTIONS ON HOW TO ACCESS THE NOTICE OF ANNUAL MEETING OF SHAREHOLDERS, THIS PROXY STATEMENT, THE FORM OF PROXY AND 2022 ANNUAL REPORT, OVER THE INTERNET.

THIS PROXY STATEMENT, THE FORM OF PROXY AND 2022 ANNUAL REPORT ARE FIRST BEING MADE AVAILABLE TO SHAREHOLDERS ON OR ABOUT JUNE 12, 2023.

GENERAL INFORMATION ABOUT THE ANNUAL MEETING

Q:	When and where will the meeting be held?

A:

The meeting is scheduled to take place at 8:00 a.m., Central Time, on Thursday, July 27, 2023. The Company plans to hold this meeting in person at 500 Laurel Street, Suite 101, Baton Rouge, Louisiana as well as with a virtual attendance option. We reserve the right to adjourn or postpone the meeting or change the means of convening the meeting; if we elect to do so, details on how to participate will be made available at www.b1bank.com under the “Shareholder Information” tab. If you choose to attend virtually, you will be able to submit your questions and comments during the meeting and vote your shares at the meeting by visiting www.meetnow.global/MD4WR2Y.

Q:	What is the purpose of the meeting?

A:	This is the 2023 annual meeting of shareholders of the Company. At the meeting, shareholders will act upon the matters outlined in the notice attached to this proxy statement, including the following:

1.	To elect 17 directors to serve on the board of directors of the Company until the Company’s 2024 annual meeting of shareholders or until their successors are duly elected and qualified;

2.	To approve, on a non-binding, advisory basis, the compensation of the Company’s NEOs (the “Say-on-Pay Proposal”); and

3.	To ratify the appointment of FORVIS, LLP as the independent registered public accounting firm of the Company for the year ending December 31, 2023.

Q:	Who are the nominees for director?

A:	The following individuals, who all currently serve as directors of the Company, have been nominated for reelection:

Drew C. Brees	Robert S. Greer, Jr.	David A. Montgomery, Jr.
James J. Buquet, III	J. Vernon Johnson	Arthur J. Price
Carol M. Calkins	Rolfe H. McCollister, Jr.	Kenneth Wm. Smith
Ricky D. Day	Andrew D. McLindon	Keith A. Tillage
John P. Ducrest	David R. Melville, III	Steven G. White
Mark P. Folse	Patrick E. Mockler

The board of directors recommends that you vote FOR the election of each of the director nominees listed above to the board of directors.

Q:	Who is soliciting my vote?

A:	Our board of directors is soliciting your vote for the 2023 annual meeting.

Q:	What is a proxy?

A:

A proxy is a legal designation of another person, the proxy, to vote on your behalf. By completing the form proxy on the internet using the instructions in the notice of internet availability, or registering your proxy vote by telephone, you are giving the named proxies, who were appointed by our board, the authority to vote your shares in the manner that you indicate on your proxy or by phone.

Q:	What is a proxy statement?

A:

A proxy statement is a document that describes the matters to be voted upon at the meeting and provides additional information about the Company. Pursuant to regulations of the SEC, we are required to provide you with a proxy statement containing certain information when we ask you to complete a proxy to vote your stock at a meeting of the Company’s shareholders.

Q:	Who is entitled to vote at the annual meeting?

A:

You are entitled to receive notice of and to vote at the 2023 annual meeting if you owned shares of our common stock at the close of business on June 2, 2023, which is the date that our board of directors has fixed as the record date for the meeting. The record date is established by our board as required by Louisiana law. On the record date, 25,344,864 shares of our common stock were outstanding.

Q:	What is a Notice of Internet Availability?

In accordance with rules adopted by the SEC, instead of mailing a printed copy of our proxy materials to each shareholder of record, we are permitted to furnish our proxy materials, including the Notice of Annual Meeting of Shareholders, this Proxy Statement and our 2022 Annual Report, by providing access to such documents over the internet. Generally, shareholders will not receive printed copies of the proxy materials unless they request them.

A notice of internet availability that provides instructions for accessing our proxy materials over the internet was mailed directly to registered shareholders. The notice of internet availability also provides instructions regarding how registered shareholders may vote their common shares over the internet. Registered shareholders who prefer to receive a paper or e-mail copy of our proxy materials must follow the instructions provided in the notice of internet availability for requesting such materials.

The notice of internet availability only identifies the items to be voted on at the annual meeting. You cannot vote by marking the notice of internet availability and returning it. The notice of internet availability provides instructions on how to cast your vote.

A notice that directs beneficial owners of our common shares to the website where they can access our proxy materials will be forwarded to each beneficial shareholder by the brokerage firm, bank or other holder of record that is considered the registered owner with respect to the common shares of the beneficial shareholder. Such brokerage firm, bank or other holder of record will also provide each beneficial owner of our common shares with instructions on how the beneficial shareholder may request a paper or e-mail copy of our proxy materials.

Q.	What are the voting rights of the shareholders?

A:

Each holder of common stock is entitled to one vote for each share of common stock registered, on the record date, in such holder’s name on the books of the Company on all matters to be acted upon at the annual meeting. Our articles of incorporation prohibit cumulative voting.

The holders of at least a majority of the outstanding shares of common stock must be represented at the annual meeting, by virtual attendance or by proxy, in order to constitute a quorum for the transaction of business. At any annual meeting, whether or not a quorum is present, the chairman of the annual meeting or the holders of a majority of the issued and outstanding common stock, present by virtual attendance or represented by proxy and entitled to vote at the annual meeting, may adjourn the annual meeting from time to time without notice or other announcement.

Q:	What is the difference between a shareholder of record and a “street name” holder?

A:

These terms describe how your shares are held. If your shares are registered directly in your name with Computershare Trust Company, N.A., our stock transfer agent, you are considered the shareholder of record with respect to those shares. The notice of internet availability has been sent directly to you by Computershare Trust Company, N.A. at our request.

If your shares are held in a stock brokerage account or by a bank or other nominee, the nominee is considered the shareholder of record of those shares. You are considered the beneficial owner of these shares, and your shares are held in “street name.” The notice of internet availability, proxy statement and related information have been forwarded to you by your nominee. As the beneficial owner, you have the right to direct your nominee concerning how to vote your shares by using the voting instructions your nominee provided to you.

Q.	What is a broker non-vote?

A.

A broker non-vote occurs when a broker holding shares for a beneficial owner does not vote on a particular proposal because the broker does not have discretionary voting power with respect to that item and has not received voting instructions from the beneficial owner. Your broker has discretionary authority to vote your shares with respect to the ratification of the appointment of FORVIS, LLP as our independent registered public accounting firm (Proposal Three). In the absence of specific instructions from you, your broker does not have discretionary authority to vote your shares with respect to the election of directors to our board (Proposal One) or the Say-on-Pay Proposal (Proposal Two).

Q:	What should I do if I receive more than one set of voting materials?

A:

You may receive more than one notice of internet availability. For example, if you hold some shares in your name and other shares through a trust, you will receive a notice of internet availability for each form of ownership. Similarly, if you are a shareholder of record and hold shares in a brokerage account, you will receive a notice of internet availability for shares held in your name and voting instructions from your broker for shares held in “street name.” Please follow the instructions in any notice of internet availability or instructions you receive from a broker to ensure that all your shares are voted.

Q:	What do I need to do now?

A:	The process for voting your shares depends on how your shares are held as described above.

Record Holders. If you are a record holder on the record date for the annual meeting, you may vote in-person or submit voting instructions via the internet, by telephone by calling (800) 652-VOTE (8683) or on a paper proxy card (if you requested a paper copy of our proxy materials). Electronic voting (internet and telephone) ends at midnight, Central Time, on Wednesday, July 26, 2023. If you requested a paper copy of our proxy materials and wish to submit a paper proxy card, your proxy card must be received no later than 5:00 p.m., Central Time, on July 19, 2023.

Voting your shares by proxy will enable your shares of common stock to be represented and voted at the annual meeting if you do not attend the annual meeting, in-person or virtually, and vote your shares during the live webcast.

“Street Name” Holders. If you hold your shares in “street name,” your bank, broker or other nominee should provide you with voting instructions. You should follow these instructions to direct your nominee how to vote your shares. If you complete the voting instruction except for one or more of the voting instructions, then your broker will be unable to vote your shares with respect to the proposal as to which you provide no voting instructions, except that the broker has the discretionary authority to vote your shares with respect to Proposal Three—the ratification of the appointment of FORVIS, LLP.

Alternatively, if you hold your shares in “street name” and you want to participate in or vote your shares at the annual meeting, you must register in advance. To register in advance for the annual meeting, you must obtain a copy of your legal proxy from your nominee directly and provide a copy of your legal proxy to Computershare Trust Company, N.A. You may forward the email containing your legal proxy or email a PDF or other image of your legal proxy, to legalproxy@computershare.com. Your legal proxy must be received by Computershare Trust Company, N.A. no later than 5:00 p.m., Central Time, on July 19, 2023. You should contact your nominee directly in order to obtain the legal proxy issued to you by your nominee holder. Your legal proxy must reflect the number of shares held, along with your name and email address. Note that a broker letter that identifies you as a shareholder is not the same as a nominee-issued proxy. After you send your legal proxy to Computershare Trust Company, N.A., you will receive a control number that you will need to access the annual meeting. If you fail to provide your legal proxy prior to the annual meeting, you will not be able to participate in or vote your shares at the annual meeting.

Q:	How does the board of directors recommend that I vote my shares?

A:	The board of directors recommends a vote:

•          FOR the election of each of the 17 director nominees,

•          FOR the proposal to approve, on a non-binding advisory basis, the compensation of the Company’s NEOs, and

•          FOR the proposal to ratify the appointment of FORVIS, LLP as our independent registered public accounting firm for the year ended December 31, 2023.

Q:	How will my shares be voted if I submit a blank proxy that does not specify how my shares will be voted?

A:

If you are a record holder who submits a completed proxy that does not specify how you want to vote your shares on one or more proposals, the proxies will vote your shares for each proposal as to which you provide no voting instructions, and such shares will be voted in the following manner:

•	FOR the election of each of the 17 director nominees,

•	FOR the proposal to approve, on a non-binding advisory basis, the compensation of the Company’s NEOs, and

•	FOR the proposal to ratify the appointment of FORVIS, LLP as our independent registered public accounting firm for the year ended December 31, 2023.

If you are a “street name” holder and do not provide voting instructions on one or more proposals, your bank, broker or other nominee will be unable to vote those shares, except that the nominee will have discretion to vote on the ratification of the appointment of FORVIS, LLP (Proposal 3).

Q:	What are my choices when voting?

A:	Election of Directors (Proposal One). You may vote FOR or AGAINST, or you may ABSTAIN from voting, with respect to each director nominee.

Say-on-Pay Proposal (Proposal Two). You may vote FOR or AGAINST, or you may ABSTAIN from voting on the proposal.

Ratification of FORVIS, LLP (Proposal Three). You may vote FOR or AGAINST the proposal, or you may ABSTAIN from voting on the proposal.

Q:	Can I attend the meeting?

A:

Yes. All shareholders are invited to attend the annual meeting either in person or by joining our live webcast. Shareholders of record on the record date for the annual meeting can vote in-person or electronically during the annual meeting. If your shares of common stock are held in “street name,” then you are not the shareholder of record. In order for you to vote the shares that you beneficially own and that are held in “street name” during the annual meeting, you must register in advance of the annual meeting. See the response to the question “What do I need to do now?—“Street Name” Holders” above.

Q:	Will I be able to attend the annual meeting physically in person?

A:	Yes. We have elected to offer both an in-person and a virtual meeting format via a live webcast in which all shareholders as of the record date for the meeting can attend and participate.

Q.	May I change my vote after I have submitted my proxy?

A:	Yes. Regardless of the method used to cast a vote, if a shareholder is a holder of record, he or she may change his or her vote by:

•

delivering to us prior to the annual meeting a written notice of revocation addressed to: Business First Bancshares, Inc., Attn: Corporate Secretary, 500 Laurel Street, Suite 101, Baton Rouge, Louisiana 70801;

•

accessing the website specified on the notice of internet availability in the same manner you would to submit your proxy electronically or by calling (800) 652-VOTE (8683), in each case by following the instructions indicated on the notice of internet availability; or

•

attending the annual meeting, virtually or in-person, and voting during the live webcast of the annual meeting, and any earlier proxy will be revoked. However, simply attending the live webcast of the annual meeting without voting will not revoke your proxy.

If your shares are held in “street name” and you desire to change any voting instructions you have previously given to the record holder of the shares of which you are the beneficial owner, you should contact the broker, bank or other nominee holding your shares in “street name” in order to direct a change in the manner your shares will be voted.

Q:	What vote is required to approve each item?

A:

Election of Directors (Proposal One). Because this is an uncontested election, meaning the number of nominees is equal to the number of directors to be elected, each nominee will be elected to the board of directors if the nominee receives a majority of the votes cast, which means that the 17 director nominees must each receive more votes “for” than “against” to be elected. If any of the nominees fail to obtain a majority of the votes cast, such director will continue to serve until the board of directors acts to either fill the director’s position until a replacement can be elected or to reduce the size of the board, which shall occur no more than 90 days after the annual meeting.

Say-on-Pay Proposal (Proposal Two). The proposal to approve, on a non-binding advisory basis, the compensation of the Company’s NEOs, will be adopted if the votes cast in favor of the proposal exceed the votes cast against the proposal.

Ratification of FORVIS, LLP (Proposal Three). The proposal to ratify FORVIS, LLP as our independent registered public accounting firm for the year ended December 31, 2023 will be adopted if the votes cast in favor of the proposal exceed the votes cast against the proposal.

Q:	How are broker non-votes and abstentions treated?

A:

Brokers, as holders of record, are permitted to vote on certain routine matters, but not on non-routine matters. A broker non-vote occurs when a broker does not have discretionary authority to vote the shares and has not received voting instructions from the beneficial owner of the shares. The only routine matter to be presented at the annual meeting is the ratification of the appointment of FORVIS, LLP as our independent registered public accounting firm (Proposal Three). If you hold shares in street name and do not provide voting instructions to your broker, those shares will be counted as broker non-votes for all non-routine matters.

A broker non-vote or a withholding of authority to vote with respect to one or more nominees for director will not have the effect of a vote against such nominee or nominees because broker non-votes and abstentions are counted for purposes of determining the presence or absence of a quorum, but are not counted as votes cast at the annual meeting. Any abstentions will not have the effect of a vote against the proposals to ratify the appointment of FORVIS, LLP as our independent registered public accounting firm or the Say-on-Pay Proposal. Because the ratification of the appointment of the independent registered public accounting firm is considered a routine matter and a broker or other nominee may generally vote on routine matters, no broker non-votes are expected to occur in connection with this proposal.

Q:	Do I have any dissenters’ or appraisal rights with respect to any of the matters to be voted on at the annual meeting?

A:	No. None of our shareholders has any dissenters’ or appraisal rights with respect to the matters to be voted on at the annual meeting.

Q:	What are the solicitation expenses and who pays the cost of this proxy solicitation?

A:

Our board is asking for your proxy, and we will pay all of the costs of soliciting shareholder proxies. We may use officers and employees of the Company to ask for proxies, as described below. The Company will reimburse banks, brokerage houses and other custodians, nominees, and fiduciaries for their reasonable expense in forwarding the proxy materials to beneficial owners of the Company’s common stock.

Q:	Is this proxy statement the only way that proxies are being solicited?

A:

No. In addition to the solicitation of proxies by use of the mail, if deemed advisable, directors, officers and regular employees of the Company may solicit proxies personally or by telephone or other means of communication, without being paid additional compensation for such services.

Q:	Are there any other matters to be acted upon at the annual meeting?

A:

Management does not intend to present any business at the annual meeting for a vote other than the matters set forth in the notice, and management has no information that others will do so. The proxy also confers on the proxies the discretionary authority to vote with respect to any matter presented at the annual meeting for which advance notice was not received by the Company in accordance with the Company’s Amended and Restated Bylaws. If other matters requiring a vote of the shareholders properly come before the annual meeting, it is the intention of the persons named in the accompanying form of proxy to vote the shares represented by the proxies held by them in accordance with applicable law and their judgment on such matters.

Q:	Where can I find the voting results of the annual meeting?

A:

Preliminary voting results will be announced at the annual meeting. Final voting results will be tallied by the inspector of election after the vote at the annual meeting. We will publish the final voting results in a Current Report on Form 8-K, which we are required to file with the Securities and Exchange Commission within four business days following the annual meeting.

Q:	Who can help answer my questions?

A:

The information provided above in this “Question and Answer” format is for your convenience only and is merely a summary of the information contained in this proxy statement. We urge you to carefully read this entire proxy statement and the accompanying 2022 Annual Report. If you have additional questions about the proxy statement or the annual meeting, you should contact Saundra Strong, Corporate Secretary for Business First, by telephone at (225) 255-4465 or at the following address: Business First Bancshares, Inc., 500 Laurel St., Suite 101, Baton Rouge, Louisiana 70801, Attn: Corporate Secretary.

PROPOSAL ONE – ELECTION OF DIRECTORS

Our articles of incorporation and bylaws provide that the number of directors of the Company shall be as determined from time to time by the board of directors. Each director shall hold office until the next annual meeting of shareholders or until his successor has been duly elected and qualified. Our board currently consists of 17 members.

The Corporate Governance/Nominating Committee has recommended to the board of directors, and the board of directors has approved the nomination of, each of the current 17 directors of the Company for reelection to the board, to serve as directors until our 2024 annual meeting of shareholders. The names, positions with Business First, and principal occupations of the director nominees are listed on the following page.

Name	Title/Position with Business First	Principal Occupation
Drew C. Brees	Director	President, Brees Company, Inc.
James J. Buquet, III	Director	Retired
Carol M. Calkins	Director	Retired
Ricky D. Day	Director	Manager, W D Chips, LLC
John P. Ducrest	Director	Retired
Mark P. Folse	Director	Retired
Robert S. Greer, Jr.	Chairman	Chairman of the Board, Business First and b1BANK
J. Vernon Johnson	Director	Retired
Rolfe H. McCollister, Jr	Director	Founder & Chairman Emeritus of Louisiana Business, Inc.
Andrew D. McLindon	Director	President, Mainspring Companies, LLC
David R. Melville, III	Director, President & CEO	President & CEO, b1BANK
Patrick E. Mockler	Director	President, Southern Eagle Sales and Service, LLC
David A. Montgomery, Jr.	Director	Partner, Montgomery Agency, Inc.
Arthur J. Price	Director	President/CFO, Badger Oil
Kenneth Wm. Smith	Director	CEO and Owner, T. Baker Smith, LLC
Keith A. Tillage	Director	CEO, Tillage Construction, LLC
Steven G. White	Director	CAO, The Carpenter Health Network

Each of the nominees was approved by our board of directors upon the recommendation of the Corporate Governance/Nominating Committee. In addition, each of the nominees has previously served as a director of the Company and has agreed to serve as a director, if elected, for an additional term. If any of the nominees should become unable to serve as a director, our board of directors may designate a substitute nominee. In that case, the persons named on the form of proxy as proxies may vote for the substitute nominee or nominees recommended by our board of directors. We have no reason to believe that any of the 17 nominees for election named above will be unable to serve.

Unless authority is expressly withheld, the proxy holders will vote the proxies received by them for the 17 director nominees listed above. Although each nominee has consented to being named in this proxy statement and to serve if elected, if any nominee should prior to the annual meeting decline or become unable to serve as a director, the proxies will be voted by the proxy holders for such other person as may be designated by the present board of directors.

Pursuant to the Company’s articles of incorporation, directors are elected by a majority of the votes cast in the election of directors, meaning that each candidate must receive more votes “for” than votes “against.” However, if there are more nominees for director than there are available directorships, then the directors are elected by plurality, meaning those nominees receiving the most votes “for” will be elected director.

If a director does not receive a majority of the votes cast for his or her election, our Corporate Governance Guidelines require that the director promptly tender his or her resignation to the board of directors. The Corporate Governance/Nominating Committee will consider whether or not to accept such resignation and provide its recommendation to the full board no later than 60 days after the relevant shareholder meeting based on the factors set forth in our Corporate Governance Guidelines, and the full board of directors will make a final determination, considering such recommendation, of whether to accept or reject the tendered resignation no later than 90 days after the relevant shareholder meeting. The Company will disclose the board’s decision, including a full explanation of the process by which the decision was reached, in public filing with the SEC. If the resignation is accepted by the board, the Corporate Governance/Nominating Committee will recommend to the board of directors whether to reduce the number of directors or to fill the vacant directorship.

Your board of directors unanimously recommends a vote “FOR” the persons nominated by the board to serve as directors until the 2024 annual meeting of shareholders. If you submit a completed proxy, the persons named in the enclosed proxy will vote to elect the nominees as directors, unless you withhold authority to vote for the election of the nominees as directors by marking the proxy to that effect.

Information Regarding Director Nominees

A brief description of the background of each of the nominees for director is set forth below. No nominee has a family relationship with any other executive officer or director.

Drew C. Brees (44). Drew Brees serves as a director for Business First and b1BANK. Mr. Brees played in the National Football League for 20 seasons, where he was recognized as the 2006 Walter Payton Man of the Year, won Super Bowl XLIV and was its MVP, and was elected to 13 Pro Bowls.  Mr. Brees, along with his wife Brittany, is a founder of the Brees Dream Foundation, which focuses on improving the quality of life for cancer patients and providing care, education, and opportunities for children and families in need. Mr. Brees has participated in five USO trips visiting Kuwait, Iraq, Afghanistan, Germany, Turkey, Djibouti, Dubai, Okinawa and Guantanamo Bay. Mr. Brees’ business experience includes, but is not limited to, being co-owner and partner of Walk-On’s Sports Bistreaux and a franchise owner of several Jimmy John’s restaurants. Mr. Brees attended Purdue University where he earned a bachelor’s degree in Industrial Management. While at Purdue, Mr. Brees lettered in football from 1997-2000 and led the Boilermakers to a Big Ten Championship and Rose Bowl appearance during the 2000 season.

James J. Buquet, III (56). JJ Buquet serves as a director for Business First and b1BANK. Mr. Buquet was a founding member of Coastal Commerce Bancshares, Inc., and its banking subsidiary Coastal Commerce Bank, where Mr. Buquet served as Chairman prior to its merger with Louisiana Community Bancorp. Mr. Buquet served as Vice Chair and Audit Chair of Louisiana Community Bancorp, which was renamed Pedestal Bancshares, Inc. in 2018 and merged with Business First in May 2020. Mr. Buquet is presently semi-retired as his family business was sold in June of 2022. Prior to that, Mr. Buquet served as President of Buquet Distributing Company (An Anheuser-Busch distributorship) since 1995. Until recently, Mr. Buquet served as board member and Audit & Finance Chair for the BevCap Captive Insurance Group. He has served as Chairman of Louisiana Beer Industry League and as a board member of the National Beer Wholesalers Association. In the early 1990s, Mr. Buquet’s family established the James J Buquet, Jr. Family Foundation where he presently serves as the managing board member. He has also served on the boards of numerous civic and charitable entities including Chairman of the Houma-Terrebonne Chamber of Commerce, Chairman of the South Louisiana Economic Council, board member of the Greater New Orleans Foundation, and Chairman of Terrebonne Foundation For Academic Excellence. He was a Founder and Chairman of the Bayou Community Foundation and remains on the board today. He also currently serves as Vice Chair of the Catholic Foundation for South Louisiana, board member of the South Central Industrial Association, the Terrebonne Economic Development Authority, the Public Affairs Research Council, the Council For A Better Louisiana, and the Max Charter School. Mr. Buquet holds a bachelor’s degree in general business from Washington & Lee University and Master of Business Administration from Tulane University.

Carol M. Calkins (75). Carol Calkins serves as a director for Business First and b1BANK. Ms. Calkins is a retired PricewaterhouseCoopers LLP (PwC) partner. She is a Certified Public Accountant (TX) and joins the board with over 30 years of tax, finance, audit, and environmental, social and governance criteria (ESG) experience. During her 22-year tenure at PwC, she held multiple national and regional roles including National Partner in Charge of PwC’s Sales & Use Tax Group, Central Region SALT Managing Partner, SALT Practice Partner for Technology & Section 302/404, Risk and Quality Assurance Partner based in NY for the National PwC Tax Practice and PwC’s National Co-Chair for Diversity and WorkLife Quality. Ms. Calkins has served as a lecturer, lobbyist, and author on state and local tax issues. She is the former Chair of the State Taxation Committee for the American Institute of Certified Public Accountants and the Texas Society of CPAs. Ms. Calkins is a graduate of Louisiana State University with a degree in accounting. Prior to PwC, she was with Sun Oil Company of Delaware and the Louisiana Department of Revenue. Her civic and philanthropic involvement has included the board of directors of the Texas Ballet, TACA-The Arts Community Alliance, The Dallas Theater Center and she served as a former Gun Barrel City Council member. Currently, she serves on the National Board of the LSU Foundation. She is the North Texas alumni fund raising campaign Leader for LSU’s E. J. Ourso College of Business (COB), is a Past President of the COB Dean’s Advisory Council. Ms. Calkins also serves as a member of PwC’s Retired Partner Council and as an Advisory Board member to Honduras Threads. She is an inductee of New York City YWCA Top 100 Women in Business and LSU’s E J Ourso College of Business Hall of Distinction. Carol’s deep background in tax and finance and demonstrated passion for people, and her extensive connections in and commitment to both Louisiana and Texas make her a strong fit for our board.

Ricky D. Day (57). Ricky Day serves as a director for Business First and b1BANK. Mr. Day is Owner and President of Ricky Day Trucking which includes a fleet of 50 units operating in Louisiana and Texas. He also owns DeRidder Truck Parts and is co-owner of Southland Group which owns multiple companies operating in the timber industry. Mr. Day has extensive director experience, previously serving as director of Pedestal Bank and City Savings Bank.

John P. Ducrest (62). John Ducrest serves as a director for Business First and b1BANK. Mr. Ducrest is the former Commissioner of the Office of Financial Institutions (OFI) for the State of Louisiana. He retired from this position in December of 2020 after more than 16 years as commissioner and 35 years with OFI. Mr. Ducrest is a Certified Public Accountant-retired, Certified Fraud Examiner-retired, and Certified Examination Manager-retired. He is a graduate of the University of Southwestern Louisiana (now University of Louisiana at Lafayette) with a degree in Business Administration and the Graduate School of Banking at Louisiana State University. On the national level, Mr. Ducrest served as the Chairman of the Conference of State Bank Supervisors, being only the second Louisiana Commissioner to serve in this role. He was also a principal of the Financial Stability Oversight Council (FSOC) which was created by the Dodd-Frank Act and is chaired by the Secretary of the Treasury. FSOC is comprised of the heads of all federal financial regulators and a state bank, insurance, and securities commissioner. The Council seeks to address systemic risk to the financial system of the United States. Additionally, Mr. Ducrest served as a principal of the Federal Financial Institutions Examinations Council (FFIEC) which prescribes uniform principles, standards, and report forms for the federal examination of financial institutions by the FRB, the FDIC, the NCUA, the OCC, and the CFPB, and to make recommendations to promote uniformity in the supervision of financial institutions. Mr. Ducrest currently serves on the Board of Trustees for the 200-year-old Schools of the Sacred Heart, Grand Coteau, Louisiana.

Mark P. Folse (57). Mark Folse previously served as Executive Vice President and Chief Risk Officer of b1BANK and currently serves as a director of both Business First and b1BANK. Prior to joining b1BANK, he served as a founding organizer, President and Chief Executive Officer of Pedestal Bancshares, Inc., and its subsidiary Pedestal Bank, which merged with Business First in 2020. Prior to that, Mr. Folse served as General Counsel to the Louisiana Bankers Association. He holds a bachelor’s degree in finance, a Juris Doctor from the Louisiana State University Law Center and is a graduate of the Graduate School of Banking at Colorado. He has served the industry as a board member of the Louisiana Bankers Association, the American Bankers Association Community Bankers Council, and the Conference of State Bank Supervisors Bankers Advisory Board. He also has served as a board member of First National Bankers Bank. Community service has included board membership on the Houma-Terrebonne Chamber of Commerce, the Terrebonne Economic Development Authority, the South Louisiana Economic Council, the United Way for South Louisiana, and the Chabert Medical Center Foundation.

Robert S. Greer, Jr. (75). Bob Greer serves as Chairman of the board of Business First and b1BANK. Mr. Greer previously served as President of multiple insurance companies during his career. He retired in 2013 from his position as President and Chief Executive Officer of LEMIC Insurance Company, a workers’ compensation insurer in Baton Rouge, Louisiana. Prior to his retirement, Mr. Greer served as the President and Chief Executive Officer of LEMIC Insurance Company since 2001. Mr. Greer holds a bachelor’s degree in insurance from Louisiana State University. Mr. Greer also previously served as a director of Starmount Life Insurance and as a director of Woman’s Hospital. Mr. Greer benefits our board of directors through his extensive business knowledge and experience in the insurance industry as well as with valuable insight gained through his service on other boards of directors. His commitment to our success is also demonstrated by his service as our Chairman.

J. Vernon Johnson (71). J. Vernon Johnson serves as director for Business First and b1BANK. Mr. Johnson is a career banker, having served in various executive positions in the banking industry over the past forty-seven years. Mr. Johnson served most recently as Chairman of the Board of Pedestal Bancshares, Inc. and Pedestal Bank in Houma, Louisiana, which merged with Business First in 2020, and has previously served on the board of the Louisiana Bankers Association. He holds a bachelor’s degree in computer science and business from the University of Southwestern Louisiana (now University of Louisiana, Lafayette) and is a graduate of the Graduate School of Banking at Louisiana State University. Mr. Johnson’s extensive experience in banking and contacts in the banking industry provide our board with valuable insight regarding current banking issues and knowledge of financial markets.

Rolfe H. McCollister, Jr. (67). Rolfe McCollister is a founder and director of Business First and b1BANK. Mr. McCollister was the founder of Louisiana Business, Inc. Louisiana Business, Inc. published Greater Baton Rouge Business Report (started in 1982), 225 magazine, inRegister magazine, Daily Report online news, Louisiana NEXT, Welcome magazine, 10/12 Industry Report and other specialty publications. In 2021, Louisiana Business, Inc. was acquired by Melara Enterprises. Mr. McCollister serves as Chairman Emeritus of Melara, Inc. which, in addition to many of the previously mentioned publications, also produces the Baton Rouge Business Awards and Hall of Fame, Influential Women in Business, the Louisiana Business Symposium, Forty Under 40, Leadership Academy, and several other annual events. Mr. McCollister is a graduate of Louisiana State University and served two terms as a member of the LSU System Board of Supervisors, including being elected chairperson. He was inducted into LSU’s E.J. Ourso College of Business Hall of Distinction. His business management experience, previous service on the board of directors of three banks, and many community contacts enable him to make valuable contributions to our board of directors.

Andrew D. McLindon (61). Andrew McLindon serves as a director for Business First and b1BANK. Mr. McLindon has served since 1989 as President and Chief Executive Officer of Mainspring Companies, a management firm that oversees the operations for the following companies: MBD Automation, a conveyor and automated equipment installation provider; Modus, LLC, a national facility services company; Pivotal, LLC., a commercial building construction and maintenance company Genlease, a provider of rental equipment used in e-commerce distribution facilities; McLindon Development Group, a real estate development company; GearTrain, a national program management company and Propel Productions, a video production company. Mr. McLindon earned a bachelor’s degree in construction management from Louisiana State University. Mr. McLindon brings executive decision-making, leadership, and risk assessment skills to our board of directors as a result of his experience in the construction industry. His experience in real estate development and construction also benefits our board of directors.

David R. Melville, III (48). David “Jude” Melville serves as President and Chief Executive Officer and a director of Business First and b1BANK. He has served in these capacities since 2011 and has held various management roles since the Bank’s chartering in 2006. Prior to becoming a community banker, Mr. Melville served as a captain in the U.S. Air Force. He earned a bachelor’s degree in social studies from Harvard College and a Master of Science in Management from the London School of Economics. Mr. Melville is also a graduate of the Graduate School of Banking at Louisiana State University. He serves as Chair of the Louisiana Association of Business and Industry, an executive board member of Louisiana’s Committee of 100, and formerly served as Chair of the Federal Reserve Depository Institutions Advisory Council, among other affiliations.

Patrick E. Mockler (54). Patrick Mockler serves as a director for Business First and b1BANK. Mr. Mockler served as President of Mockler Beverage Company, ALP from 2007 to 2018 and has been a partner of Mockler Beverage and Reiger Road Development, LLC since 1995 and 2000, respectively. He has been active in day-to-day operation of Mockler Beverage since 1994. Mr. Mockler has been a partner of New Orleans Eagle Investments, LLC since its inception in 2009 to acquire Southern Eagle Sales and Service in New Orleans. He became President of Southern Eagle in 2018. Additionally, he has experience as a director of b1BANK since 2006, served on the Loan Committee for three years, served on the Audit Committee for seven years, the Risk Committee for the last four years, the Compensation Committee for the last five years and is the current Chair of the Comp Committee. Mr. Mockler serves on the board of LWCC (Louisiana Workers Comp Corp) and its Investment Committee and has served on dozens of charitable boards and committees. He is a 1993 graduate of Louisiana State University with a degree in International Trade and Finance.

David A. Montgomery, Jr. (62). David Montgomery serves as a director for Business First and b1BANK. Mr. Montgomery has served as Vice President of Montgomery Agency, Inc., an independent insurance agency, since 1990. Mr. Montgomery is a 50% partner in Brothers Ventures, a Real Estate Investment LLC. Mr. Montgomery is a Certified Public Accountant, and he is currently a councilman at large with Bossier City, Louisiana. He also served for 17 years as the Chairman of the Budget Committee for the Bossier City Council. Since 1996, Mr. Montgomery has served on the Finance Committee for North Louisiana Volunteers of America. Mr. Montgomery holds a bachelor’s degree in accounting from Louisiana State University. Mr. Montgomery brings extensive knowledge of the insurance and accounting industries to our board of directors. He also provides valuable knowledge and insight derived from his service for civic and governmental organizations.

Arthur J. Price (57). Arthur Price serves as a director for Business First and b1BANK. Mr. Price has served as Vice President, Finance / CFO for Badger Oil Corporation for over thirty years and was named President / CFO in 2017. Badger Oil and its affiliates participate in the exploration, drilling and production of crude oil and natural gas, with primary operations in the Louisiana Gulf Coast region and the Outer Continental Shelf of the Gulf of Mexico. Prior to joining Badger Oil, Mr. Price worked as an oil and gas accountant with a specialized firm located in Lafayette, Louisiana. As a senior member of the oil and gas community, Mr. Price is an active board member of the Louisiana Oil and Gas Association, and past chairman of the Board, and the Louisiana Association of Business and Industry. Mr. Price is also a former member of the board of The Lafayette Petroleum Club, having served as Treasurer and President. Mr. Price received a Bachelor of Science degree in Business Administration from the University of Southwestern Louisiana (now The University of Louisiana, Lafayette) in 1989 and is a Certified Public Accountant.

Kenneth Wm. Smith, PE, PLS (60). Kenneth Smith serves as a director for Business First and b1BANK. Mr. Smith, a Professional Engineer and Land Surveyor, is President and Chief Executive Officer of T. Baker Smith, LLC, a professional services firm that provides planning, environmental, surveying, engineering, and construction management services. Mr. Smith has been with T. Baker Smith, LLC since 1980. He also serves as Managing Partner for the following companies: TBS Mexico, TBS Holding, LLC, a real-estate holding company; Four C’s of Houma, LLC, a personal investment company; and Mega Beast Commercial Realty, a commercial real estate company. Mr. Smith serves as a Partner at JPS Equipment Rentals, LLC. Mr. Smith served as the President for the Houma Terrebonne Chamber of Commerce, South Central Industrial Association, South Louisiana Economic Council, and the Louisiana Pipeliners Association, and he currently serves as a member of the Louisiana Oil & Gas Association and Louisiana Association of Business & Industry. Mr. Smith earned a degree in civil engineering from Louisiana Tech University. He brings extensive business skills and experience to our board of directors, having successfully managed his own business for many years. Mr. Smith is also an active leader in his community and serves on the boards of many civic organizations. His many professional and community contacts benefit our board of directors.

Keith Tillage (53). Keith Tillage serves as a director for Business First and b1BANK. Mr. Tillage is the co-founder and Chief Executive Officer of Tillage Construction, LLC, a minority full service commercial construction and construction management company. Tillage Construction has received numerous awards including being a finalist for the Black Enterprise Small Business of the year award, receiving the HUBZONE business of the year award, The United States Small Business Award for excellence, as well as being recognized as one of the fastest growing private companies in America by Inc. 500/5000 in 2011 and 2012. More recently, Keith was named Louisiana District and SBA Region 6 Minority Small Business Person of the Year and received the distinct honor of being selected as one of the 12 small business CEOs invited to the White House for the sole purpose of consulting President Obama on the Fiscal Cliff. Mr. Tillage has served on the board of the Minority Supply Diversity Council, YMCA – A.C. Lewis Branch, and the Baton Rouge Area Chamber. He is also a former member of US Black Chambers President’s Circle. Currently, he serves on the National GSA advisory council and the Louisiana State licensing board for contractors.

Steven G. White (63). Steve White serves as a director for Business First and b1BANK. Mr. White currently serves as the Chief Administrative Officer for The Carpenter Health Network, which is a health care continuum including Home Health, Hospice, Nurse Practitioner Home Services, Nursing Homes, and LTACH & Rehab facilities over a six-state area. He also serves as the Chairman for the William A. Robinson Foundation. Mr. White’s previous work experiences include serving in roles as President, Senior Vice President, and other executive roles in U.S. and international logistic businesses. He has served as a Chief Operations Officer in the home health and hospice industry. Mr. White graduated from Louisiana Tech University with a Bachelor of Science degree in petroleum engineering in 1985 and has attended several executive management programs at various universities. Mr. White’s experience in asset management and his knowledge of the oil & gas, logistics and the health care industry are valuable to our board of directors.

CURRENT EXECUTIVE OFFICERS AND DIRECTORS

General

Our board of directors and the board of directors of b1BANK are each made up of the same 17 individuals. Our directors are typically elected by shareholders at our annual shareholders’ meeting. The elected directors hold office until the next annual meeting, or until their successors are duly elected and qualified. Our executive officers are appointed by and serve at the discretion of our board of directors. The directors of b1BANK are elected by us, as the sole shareholder of b1BANK, each year and they hold office for a term of one year or until their successors are chosen and qualified. The executive officers of b1BANK are appointed by and serve at the discretion of its board of directors. No director or executive officer has any family relationship, as defined in Item 401 of Regulation S-K, with any other director or executive officer or director.

Board of Directors

Information about our current directors, all of whom have been nominated by the board of directors for election to the board, is set forth above in the section of this proxy statement entitled “Proposal One – Election of Directors.” Other than the Ambassador Agreement entered into with Mr. Brees, which is discussed further under “Related Person Transactions” on page 48 there are no arrangements between us and any person pursuant to which any nominee was elected as a director or is nominated to be elected as a director.

Board Diversity Matrix

Board Diversity Matrix
Total Number of Directors	17
Gender:	Male	Female	Non- Binary	Gender Undisclosed
Number of directors based on gender identity	15	1		1
Number of directors who identify in any of the categories below:
African American or Black	1	0	0	0
Alaskan Native or Native American	0	0	0	0
Asian	0	0	0	0
Hispanic or Latinx	0	0	0	0
Native Hawaiian or Pacific Islander	0	0	0	0
White	14	1	0	0
Two or More Races or Ethnicities	0	0	0	0
LGBTQ+	0
Did Not Disclose Demographic Background	1

Executive Officers

The following table sets forth the current executive officers of Business First and b1BANK:

Name	Age	Title/Position with Business First	Position Since	Title/Position with b1BANK	Position Since
Jesse Jackson	47	---	---	Executive Vice President, Financial Institutions Group	September 2020
Philip Jordan	50	---	---	Executive Vice President, Chief Banking Officer	August 2018(1)
Mimi Singer Lee	46	---	---	Executive Vice President, Chief Human Resources Officer	July 2019
Kathryn Manning	36	---	---	Executive Vice President, Chief Risk Officer	May 2022(2)
Keith Mansfield	46	---	---	Executive Vice President, Chief Operations Officer	January 2017(3)
Warren McDonald	56	---	---	Chief Credit Officer	February 2021(4)
David R. Melville, III	48	President and Chief Executive Officer, Director	March 2011(5)	President and Chief Executive Officer, Director	March 2011(5)
Gregory Robertson	51	Chief Financial Officer and Treasurer	January 2017(6)	Executive Vice President, Chief Financial Officer	January 2017(6)
Saundra Strong	45	Secretary	December 2021	Executive Vice President, General Counsel	October 2021
N. Jerome Vascocu, Jr.	49		November 2022	Executive Vice President, Chief Administrative Officer	November 2022

(1)	Mr. Jordan has been with the Bank since August 2008, previously serving as its Chief Commercial Officer.
(2)	Ms. Manning has been with the Bank since September 2013, previously serving as its Chief Data Officer.
(3)	Mr. Mansfield has been with the Bank since April 2016, previously serving as its Chief Information Officer.
(4)	Mr. McDonald has been with the Bank since its inception in February 2006, previously serving as a Senior Commercial Lender and Market President.
(5)

Mr. Melville has been with the Bank since its inception in February 2006, previously serving as its Chief Administrative Officer. He was promoted to the position of Chief Executive Officer in March 2011.

(6)	Mr. Robertson has been with the Bank since August 2011, previously serving as its Chief Banking Officer.

A brief description of the background of each of our non-director executive officers is set forth below:

Jesse Jackson. Jesse Jackson has been with b1BANK since September 2020 and currently serves as Executive Vice President & President of the Financial Institutions Group. Prior to joining b1BANK, Mr. Jackson was the Executive Vice President and Head of Commercial Banking at Texas Capital Bank in Dallas, TX. Prior to his promotion to Executive Vice President, Jackson was instrumental in growing and leading key national markets as Senior Vice President and Regional Executive for Texas Capital Bank’s Financial Institutions Group. Mr. Jackson holds an M.B.A. in Corporate Finance from the University of Dallas-Graduate School of Management and a B.S. in Business from Grambling State University. He has also completed post graduate programs at the Graduate School of Banking at Louisiana State University and Texas Tech University’s School of Bank Management.

Philip Jordan. Philip Jordan has been with b1BANK since August 2008 and currently serves as the Chief Banking Officer, leading the unified Commercial and Retail Banking teams in each of the Bank’s markets as well as the Treasury Management, Secondary Mortgage, and Guaranteed Lending divisions. Prior to January 2017, Mr. Jordan was the Western Region Chief Executive Officer which included the Southwest, Northwest, and Lafayette areas of Louisiana. Prior to his promotion to Executive Vice President in July 2015, Mr. Jordan served as Regional President of b1BANK’s Northwest Louisiana division. Mr. Jordan holds a Finance degree from Louisiana Tech University.

Margaret “Mimi” Singer Lee. Mimi Singer Lee has been with b1BANK since July 2019 and serves as the Executive Vice President, Chief Human Resources Officer. In this role, she provides leadership to the Human Resources, Talent Development and Marketing teams. She has over 20 years of comprehensive HR experience including recruitment, talent acquisition, retention, employee relations, policy administration, and training and development. Prior to joining b1BANK, Dr. Singer Lee served in progressively responsible positions in Human Resource Management at Louisiana State University, the state’s flagship university, including her most recent role as Interim Chief Human Resources Officer. Dr. Singer Lee was recently honored as one of Baton Rouge Business Report’s 2023 Influential Women in Business. She earned her PhD in Human Resource Education from Louisiana State University and has held the Professional in Human Resources certification from HRCI, along with the SHRM Certified Professional designation.

Kathryn Manning. Kathryn Manning serves as the Executive Vice President, Chief Risk Officer of b1BANK. In this role, she is responsible for overseeing the Company’s BSA, Compliance, Enterprise Risk, and Loan Review functions. Ms. Manning has been with b1BANK since September 2013 and previously served as its Chief Data Officer. Before joining b1BANK, Ms. Manning served various roles at other large financial institutions. She earned her Bachelor of Science and Master of Science degrees in Finance from Louisiana State University in 2009 and 2010, respectively.

Keith Mansfield. Keith Mansfield serves as Executive Vice President and Chief Operations Officer for b1BANK and has 25 years of banking experience. In his role as Chief Operations Officer, Mr. Mansfield is responsible for all aspects of the Bank’s operations, which include information technology, electronic banking, loan operations, deposit operations, transaction services, branch and treasury operations, business intelligence, facilities, information security operations, vendor management and project management. Mr. Mansfield served most recently as the Bank’s Chief Information Officer. Before joining b1BANK, Mr. Mansfield served as the Chief Technology Officer for a regional financial institution in the Southeast. Mr. Mansfield received a Bachelor of Business Administration in Accounting from the University of Tennessee at Martin.

Warren McDonald. Warren McDonald has been with b1BANK since opening in February 2006 and currently serves as the Chief Credit Officer. Mr. McDonald started at b1BANK as the Senior Commercial Lender in the Baton Rouge Market, and later served as the Market President for the Baton Rouge and Northshore Markets. Mr. McDonald began his commercial banking career in 1988 in the Management Trainee Program with Premier Bank (currently Chase Bank) and has worked in various commercial banking production capacities with Regions Bank and Whitney National Bank. Mr. McDonald graduated from Louisiana State University in 1988 with a BS in Finance and in 1994 with an MBA.

Gregory Robertson. Greg Robertson has served as the Executive Vice President and Chief Financial Officer of b1BANK since January 2017 and has been with Business First since 2011. He previously served as our Chief Banking Officer. He has been in the banking business since 1996. Mr. Robertson worked at City Savings Bank and Trust Co. from 1996 to 2011, where he served in many capacities, including branch manager, commercial lender, program manager for City Savings Financial Services, and Senior Vice President. As Chief Financial Officer for b1BANK, he leads the finance and risk areas of the Bank including accounting, treasury and investments, special assets, Bank Secrecy Act, compliance, internal audit, enterprise risk management, risk analytics, and project management. Mr. Robertson graduated from Northwestern State University in 1993 with a Bachelor of Science degree.

Saundra Strong. Saundra Strong has been with b1BANK since October 2021 and serves as the Executive Vice President, General Counsel and Corporate Secretary. In this role, she is responsible for overseeing the Company’s legal functions. Before joining b1BANK, Ms. Strong served as an Assistant General Counsel for a regional financial institution in the Southeast. She earned her Bachelor of Science from the University of Southern Mississippi in 2000 and her Juris Doctorate from Mississippi College School of Law in 2003.

N. Jerome “Jerry” Vascocu, Jr. Jerry Vascocu has served as the Executive Vice President and Chief Administrative Officer of b1BANK since November 2022. Mr. Vascocu has more than 27 years of banking experience, most recently serving as director of commercial banking strategy for First Horizon Bank. He spent 17 years with IberiaBank, serving as Acadiana market president and commercial relationship manager and team leader in Baton Rouge. Mr. Vascocu serves as a board member of Ochsner Lafayette General Hospital, Ochsner Lafayette General Foundation, Ragin Cajuns Athletic Foundation at the University of Louisiana Lafayette and is a member and past chairman of the Louisiana Chapter of Young Presidents Organization International. He has previously served as chairman of the board and finance chair of One Acadiana, commissioner with the Louisiana Economic Development Authority (LEDA), board member and chair of the Operational Excellence Committee for the United Way of Acadiana, chairman of the Ascension Episcopal School Board of Trustees and board member of the University of Louisiana at Lafayette B.I. Moody School of Business Advisory Council. He earned a Bachelor of Arts in Economics from Vanderbilt University.

CORPORATE GOVERNANCE PRINCIPLES AND RELATED MATTERS

We are committed to having sound corporate governance principles, which are essential to running our business efficiently and maintaining our integrity in the marketplace. Our board of directors has adopted Corporate Governance Guidelines, which set forth the framework within which our board, assisted by our board committees, directs the affairs of our organization. The Corporate Governance Guidelines address, among other things, the composition and functions of the board, director independence, compensation of directors, management succession and review, board committees and selection of new directors. In addition, our board of directors adopted a Code of Business Conduct and Ethics that applies to all of our directors, officers, and employees. Our Corporate Governance Guidelines, as well the Code of Business Conduct and Ethics, are available on our website at www.b1bank.com under “Shareholder Info.” Any amendments to the Code of Business Conduct and Ethics, or any waivers of its requirements with respect to a senior executive officer, will be disclosed on our website, as well as any other means required by the rules of the Nasdaq Global Select Market.

Board Independence

Under the rules of the Nasdaq Global Select Market, independent directors must comprise a majority of our board of directors. The rules of the Nasdaq Global Select Market, as well as those of the Securities and Exchange Commission (the “SEC”), also impose several other requirements with respect to the independence of our directors.

Our board of directors has evaluated the independence of its members based upon the rules of the Nasdaq Global Select Market and the SEC. Applying these standards, our board of directors has affirmatively determined that all of our directors, except for Messrs. Brees, Folse and Melville, are “independent directors” under the applicable rules. We have determined that Mr. Melville is not an “independent director” under the applicable rules since he is an employee of both the Bank and the Company. Mr. Folse is not an “independent director” under the applicable rules since he was an employee of the Bank and the Company in the last three years. We have determined that Mr. Brees is not an “independent director” under the applicable rules as a result of the Ambassador Agreement between Mr. Brees and the Bank. See “Related Person Transactions” on page 48 for more information.

Board Leadership Structure

Our board of directors does not have a formal policy regarding the separation of the roles of Chief Executive Officer and Chairman of the Board. It is our board of directors’ view that rather than having a rigid policy, the board of directors, with the advice and assistance of the Nominating/Corporate Governance Committee, and upon consideration of all relevant factors and circumstances, will determine, as and when appropriate, whether the two offices should be separate. Currently, our leadership structure separates the offices of Chief Executive Officer and Chairman of the Board, with Mr. Melville serving as our Chief Executive Officer and Mr. Greer as Chairman of the Board, reinforcing the leadership role of our board of directors in its oversight of our business and affairs.

Board Meetings

Our board of directors held 8 scheduled meetings in 2022. Information regarding meetings of the various committees is described below. All directors attended at least 75% of the board and committee meetings on which they served during 2022. Directors are encouraged to attend annual meetings of our shareholders, although we have no formal policy on director attendance at annual meetings. Sixteen of our directors attended our 2022 annual shareholder meeting.

Board Committees

Our board of directors has established standing committees in connection with the discharge of its responsibilities. These committees include the Audit Committee, the Compensation Committee, and the Nominating/Corporate Governance Committee. Our board of directors also may establish such other committees as it deems appropriate, in accordance with applicable law and regulations and our corporate governance documents.

Audit Committee

Our board of directors has established an Audit Committee to assist it in fulfilling its responsibilities for general oversight of the integrity of our consolidated financial statements, compliance with legal and regulatory requirements, the independent auditor’s qualifications and independence, and the performance of the independent auditors and our internal audit function. Our Audit Committee held 12 scheduled meetings and 5 special meetings in 2022. Current members of our Audit Committee include:

•	James J. Buquet, III
•	Carol M. Calkins
•	J. Vernon Johnson
•	David A. Montgomery, Jr., Chairman
•	Steven G. White

Our board of directors has evaluated the independence of each of the members of our Audit Committee and has affirmatively determined that (1) each of the members of our Audit Committee is an “independent director” under Nasdaq Global Select Market rules, (2) each of the members satisfies the additional independence standards under applicable SEC rules for audit committee service, and (3) each of the members has the ability to read and understand fundamental financial statements. Our board of directors has also determined that David A. Montgomery, Jr. qualifies as an “audit committee financial expert” under Item 407(d)(5) of Regulation S-K under the Securities Act and has the requisite accounting or related financial expertise required by applicable SEC rules.

Our Audit Committee has adopted a written charter, which sets forth the committee’s duties and responsibilities. The charter of the Audit Committee is available on our website at www.b1bank.com under “Shareholder Info.” The duties and responsibilities of the Audit Committee include, among other things:

●

Reviewing the annual audited and quarterly unaudited financial statements and recommending inclusion of the annual audited consolidated financial statements in the Company’s annual report on Form 10‑K;

●	Periodically reviewing and discussing the adequacy of the Company’s internal controls and financial disclosure controls;

●	Approving all engagements for audit and non-audit services by the independent auditors;

●	Considering the independence of the independent auditors;

●	Appointing, retaining, and dismissing the independent auditors;

●	Overseeing the internal audit function; and

●	Reviewing and approving the Audit Committee’s charter.

Compensation Committee

Our board of directors has established a Compensation Committee to assist it in its oversight of our overall compensation structure, policies and programs and assessing whether such structure meets our corporate objectives, the compensation of our named executive officers and the administration of our compensation and benefit plans. Our Compensation Committee held 4 scheduled meetings in 2022. Current members of our Compensation Committee include:

●	James J. Buquet, III
●	Rolfe H. McCollister, Jr.
●	Patrick E. Mockler, Chairman
●	Kenneth W. Smith

Our board of directors has evaluated the independence of each of the members of our Compensation Committee and has affirmatively determined that each of the members of our Compensation Committee meets the definition of an “independent director” under Nasdaq Global Select Market rules. Our board has also determined that each of the members of the Compensation Committee qualifies as a “nonemployee director” within the meaning of Rule 16b-3 under the Exchange Act and an “outside director” within the meaning of Section 162(m) of the Internal Revenue Code.

Our Compensation Committee has adopted a written charter, which sets forth the committee’s duties and responsibilities. The charter of the Compensation Committee is available on our website at www.b1bank.com under “Shareholder Info.” The duties and responsibilities of the Compensation Committee include, among other things:

●

Reviewing and approving annual compensation and incentive opportunities of the Company’s executive officers, excluding the CEO, and recommending annual compensation and incentive opportunities for the CEO to the board of directors;

●

Reviewing, approving and authorizing employment related agreements (i.e., Change of Control Agreements) with executive officers and making recommendations regarding the same for the CEO to the board of directors;

●	Reviewing, determining, and recommending to the board of directors, policies relating to the Company’s philosophy and practices relating to compensation of its executive officers and directors;

●	Reviewing, approving and authorizing the establishment of performance measures applicable to performance-based cash and equity incentives;

●	Reviewing with management the compensation discussion in the Company’s annual proxy statement and other SEC filings;

●	Preparing the Compensation Committee Report; and

●	Retaining any compensation consultants, advisors and attorneys.

Compensation Committee Interlocks and Insider Participation

During 2022, none of the members of our Compensation Committee were an officer or employee of Business First Bancshares, Inc. or b1BANK. In addition, none of our executive officers serve or have served as a member of the board of directors, compensation committee or other board committee performing equivalent functions of any other entity that has one or more executive officers serving as one of our directors or on our Compensation Committee.

Nominating/Corporate Governance Committee

Our board of directors has established a Nominating/Corporate Governance Committee to assist it in its oversight of identifying and recommending persons to be nominated for election as directors and to fill any vacancies on the board of directors of the Company and each of our subsidiaries, monitoring the composition and functioning of the standing committees of the board of directors of the Company and each of our subsidiaries, and in developing, reviewing and monitoring the corporate governance policies and practices of the Company and each of our subsidiaries. Our Nominating/Corporate Governance Committee held 2 scheduled meetings in 2022. Current members of our Nominating/Corporate Governance Committee include:

●	Ricky D. Day
●	Robert S. Greer, Jr.
●	Rolfe H. McCollister
●	Keith A. Tillage
●	Steven G. White, Chairman

Our board of directors has evaluated the independence of each of the members of our Corporate Governance/Nominating Committee and has affirmatively determined that each of the members of our Corporate Governance/Nominating Committee meets the definition of an “independent director” under Nasdaq Global Select Market rules.

Our Nominating/Corporate Governance Committee has adopted a written charter, which sets forth the committee’s duties and responsibilities. The charter of the Nominating/Corporate Governance Committee is available on our website at www.b1bank.com under “Shareholder Info.” The duties and responsibilities of the Compensation Committee include, among other things:

●	Reviewing the corporate governance and leadership structure of the Company;

●	Recommending to the board of directors nominees for election to the board;

●	Monitoring the committees of the board, recommending any changes to the duties and responsibilities of those committees and the creation or elimination of any committees;

●	Developing, monitoring, and reviewing the Company’s compliance with corporate governance guidelines; and

●	Establishing the process for conducting the annual performance review of the board, its committees and each director and executive officer.

Director Qualifications

In carrying out its functions, the Nominating/Corporate Governance Committee will develop qualification criteria for all potential nominees for election, including incumbent directors, board nominees and shareholder nominees to be included in the Company’s future proxy statements. These criteria may include the following attributes:

●	adherence to high ethical standards and high standards of integrity;

●

sufficient educational background, professional experience, business experience, service on other boards of directors and other experience, qualifications, diversity of viewpoints, attributes and skills that will allow the candidate to serve effectively on the board of directors and the specific committee for which he or she is being considered;

●	evidence of leadership, sound professional judgment and professional acumen;

●	evidence the nominee is well recognized in the community and has a demonstrated record of service to the community;

●	a willingness to abide by any published code of conduct or ethics for the Company and to objectively appraise management performance;

●	the ability and willingness to devote sufficient time to carrying out the duties and responsibilities required of a director;

●	any related person transaction in which the candidate has or may have a material direct or indirect interest and in which the Company participates; and

●

the fit of the individual’s skills and personality with those of other directors and potential directors in building a board of directors that is effective, collegial, and responsive to the needs of the Company and the interests of our shareholders.

In addition, the Company’s board of directors and the Nominating/Corporate Governance Committee are committed to increasing the diversity of the Company’s board. In furtherance of that commitment, the Company’s board of directors has established a goal of 30% diversity as defined by gender and race by 2025. The Company continues to actively seek additional diverse candidates.

The Nominating/Corporate Governance Committee will also evaluate potential nominees for the Company’s board of directors to determine if they have any conflicts of interest that may interfere with their ability to serve as effective board members and to determine whether they are “independent” in accordance with applicable SEC and Nasdaq Global Select Market rules (to ensure that, at all times, at least a majority of our directors are independent). Although we do not have a separate diversity policy, the committee considers the diversity of the Company’s directors and nominees in terms of knowledge, experience, skills, expertise, and other demographics that may contribute to the Company’s board of directors.

Prior to nominating or, if applicable, recommending an existing director for re-election to the Company’s board of directors, the Nominating/Corporate Governance Committee will consider and review the following attributes with respect to each existing director:

●	attendance and performance at meetings of the Company’s board of directors and the committees on which such director serves;

●	length of service on the Company’s board of directors;

●	experience, skills, and contributions that the existing director brings to the Company’s board of directors;

●	independence and any conflicts of interest; and

●	any significant change in the director’s status, including the attributes considered for initial membership on the Company’s board of directors.

Independent Auditors

The Audit Committee has recommended, and the board of directors has appointed, FORVIS, LLP as our independent auditors to audit the consolidated financial statements of the Company for the 2023 fiscal year. Our shareholders are being asked to ratify and approve the appointment of FORVIS, LLP at the 2023 annual meeting. FORVIS, LLP was created by the merger of equals of BKD, LLP and Dixon Hughes Goodman LLP, effective June 1, 2022.

Fees to Independent Auditors

The following table presents fees for professional services rendered by Dixon Hughes Goodman LLP and, effective June 1, 2022, FORVIS, LLP for 2021 and 2022:

	2021	2022
Audit fees	$325,500	$428,800
Audit-related fees	101,450	316,773
Tax fees	45,070	62,925
All other fees		---
Total	$472,020	$808,498

As defined by the SEC, (i) “audit fees” are fees for professional services rendered by the independent registered public accounting firm for the audit of our annual financial statements and review of financial statements included in our Form 10-Q, or for services that are normally provided by the accountant in connection with statutory and regulatory filings or engagements for those fiscal years; (ii) “audit-related fees” are fees for assurance and related services by our principal accountant that are reasonably related to the performance of the audit or review of our financial statements and are not reported under “audit fees;” such services include an audit of our 401(k) plan; (iii) “tax fees” are fees for professional services rendered by our principal accountant for tax compliance, tax advice, and tax planning; and (iv) “all other fees” are fees for products and services provided by our principal accountant, other than the services reported under “audit fees,” “audit-related fees,” and “tax fees.”

The Audit Committee has reviewed the audit and non-audit fees billed to the Company by FORVIS, LLP for 2021 and 2022 for the purpose of considering whether such fees are compatible with maintaining the auditors’ independence and concluded that such fees did not impair FORVIS, LLP’s independence. The Audit Committee pre-approves all audit and non-audit services performed by our independent registered public accounting firm to assure that the provision of such services does not impair their independence. Federal securities regulations specify the types of non-audit services that an independent auditor may not provide to us and establish the Audit Committee’s responsibility for administration of the engagement of our independent auditors. During 2022, the Audit Committee pre-approved all services provided to us by our independent auditor.

Shareholder Communications with the Board

The board of directors has established the following procedure to enable anyone who has a concern regarding the Company to communicate that concern directly to an individual director, the board as a group, or a specified committee or group, including the independent directors as a group. Any such communication should be made using the following contact information: Business First Bancshares, Inc., attn. Corporate Secretary, 500 Laurel Street, Suite 101, Baton Rouge, Louisiana 70801.

Each communication should specify the applicable addressee or addresses to be contacted as well as the general topic of the communication. Communications may be confidential or anonymous. The Company will initially receive and process communications before forwarding them to the addressee. Communications may also be referred to other departments within the Company. The Company generally will not forward to the directors a communication that it determines to be primarily commercial in nature or related to an improper or irrelevant topic, or that requests general information about the Company.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This section of the proxy statement describes and analyzes our executive compensation philosophy and program in the context of the compensation paid during our 2022 fiscal year. The Company’s named executive officers (NEOs) for 2022, which consist of its chief executive officer, chief financial officer and certain of the other most highly compensated executive officers, are:

•	David R. (“Jude”) Melville, III, Business First’s and b1BANK’s President and Chief Executive Officer;
•	Gregory Robertson, Business First’s Chief Financial Officer and Treasurer and b1BANK’s Executive Vice President and Chief Financial Officer;
•	Philip Jordan, b1BANK’s Executive Vice President and Chief Banking Officer;
•	Keith Mansfield, b1BANK’s Executive Vice President and Chief Operations Officer; and
•	Saundra Strong, b1BANK’s Executive Vice President and General Counsel.

Later in this proxy statement we have included tables containing specific information about the compensation earned by or paid to our NEOs in 2022. The discussion below is intended to summarize and explain the detailed information provided in those tables and to put that information into the context of our overall compensation strategy.

The Compensation Committee’s goal is to attract and retain highly qualified executives and to motivate them to maximize shareholder value while managing risk appropriately and maintaining the safety and soundness of the organization. Our compensation program is aligned with short-term and long-term Company performance and includes best practices designed to reflect sound corporate governance. The Compensation Committee believes that executive compensation should be designed to allow the Company to recruit, retain and motivate employees who play a significant role in the organization’s current and future success. Further, compensation policies and practices are designed to help develop management talent, promote teamwork among and high morale within executive management, establish effective corporate governance, and set compensation at competitive levels.

Alignment Between Pay and Performance

The Company is committed to aligning the compensation of its executive officers with the Company’s financial and operational performance. The Compensation Committee believes that its current executive compensation strategy is helping to achieve these goals by aligning compensation with the Company’s performance. The Compensation Committee uses both annual cash bonuses and time-based equity awards to link executive pay with the Company’s performance. Payouts under the annual management incentive plan are based on the Company’s achievement of key corporate, strategic and line of business performance goals. A minimum achievement of the threshold is required to earn the minimum annual cash bonus, and performance that exceeds the target results in higher bonus awards. As a result of the structure of the Company’s incentive plan, the Committee believes that compensation paid to its NEOs is effectively aligned with the Company’s performance.

2022 Say on Pay Vote

In 2022, the advisory shareholder vote on the Company’s executive compensation received approval of over 97% of the votes cast on the proposal. In light of such strong support, during the remainder of 2022 and in 2023, the Compensation Committee has continued to apply the same compensation philosophy that was described in the 2022 proxy statement in determining amounts and types of executive compensation.

Board and Committee Process

In considering appropriate levels of compensation for executives, the Compensation Committee takes into account the Company’s performance and individual performance and experience, as well as peer and broader financial services industry comparisons (referred to as market data) and company affordability analysis. When deemed appropriate, the Committee requests that its independent compensation consultant, Pearl Meyer & Partners, LLC (Pearl Meyer), provide it with survey data of executive compensation for financial services companies that are comparable to the Company. The Compensation Committee generally does not request such market data from Pearl Meyer every year.

The Chair of the Compensation Committee works with the CEO and the Human Resources department to establish the agenda for Committee meetings. The CEO and Human Resources department also interface with the Committee in connection with the Committee’s executive compensation decision-making, providing comparative market data as well as making recommendations. The Committee periodically meets with the CEO and members of the Human Resources department to assess progress toward meeting objectives set by the Board for both annual and long-term compensation. The Committee also meets in executive session without management present when appropriate.

The Compensation Committee reviews all of the components of compensation in making determinations on the mix, amount and form of executive compensation. In making compensation decisions, the Committee seeks to promote teamwork among, and high morale within, executive management, including the NEOs. While the Committee does not use any quantitative formula or multiple for comparing or establishing compensation for executive management, it is mindful of internal pay equity considerations and assesses the relationship of the compensation of each executive to other members of executive management.

Role of the Compensation Consultant

The Committee relies on Pearl Meyer to provide information, analyses and advice to aid in the determination of competitive executive and non-employee director pay consistent with the Company’s compensation philosophy, and periodically engages Pearl Meyer to test the Company’s pay-for-performance alignment. The Committee has assessed the independence of Pearl Meyer pursuant to SEC and Nasdaq rules and has concluded that the advice it receives from Pearl Meyer is objective and not influenced by other relationships that could be viewed as conflicts of interest.

With respect to the Company’s compensation program for executives and non-employee directors, Pearl Meyer’s services for the Compensation Committee have or may include:

●	providing market data regarding executive compensation in the banking and financial services industry,
●	providing recommendations regarding compensation for newly appointed executive officers and certain changes in executive compensation,
●	providing recommendations regarding director compensation,
●	providing recommendations regarding equity vesting practices impacting directors and executives,
●	providing recommendations regarding changes to director and executive stock ownership guidelines,
●	providing input on leadership succession planning, and
●	providing recommendations regarding the composition of the Company’s peer group and reviewing drafts of this Compensation Discussion and Analysis.

Benchmarking

When determining the amount and form of compensation for executives, the Compensation Committee considers comparative executive compensation information provided by Pearl Meyer that is derived from two primary data sources: peer group data and broader compensation survey market data from the banking and financial services industry. The Compensation Committee uses peer group data and, as applicable, market survey data, to assist with assessing the Company’s compensation competitiveness. Recognizing that comparative pay assessments have inherent limitations, due to the lack of precise comparability of executive positions between companies, as well as the companies themselves, the comparative data are used only as a guide and the Committee does not fix any NEO’s compensation (or individual compensation elements) to a particular compensation level within this comparative data. In exercising its judgment to set pay levels, the Compensation Committee looks beyond the comparative data and also considers individual job responsibilities, individual performance, experience, compensation history (both at the Company and at prior employers in the case of newly hired employees), company performance and company goals.

Peer Group Data

The peer group data relied upon by the Company in making its 2022 compensation recommendations was gathered by Pearl Meyer from the proxy statements of a peer group of financial institutions in the United States. In making its 2022 compensation recommendations, the Committee considered market data comparisons prepared by Pearl Meyer including an analysis of the 25th, 50th (median) and 75th percentile of the compensation for base salary (aged forward using a predetermined factor), annual cash incentive, equity incentives and the total of these elements as a point of reference for each NEO. The peer group is updated biennially by the Committee, based on a process that includes recommendations from internal sources, including the Human Resources department, and external sources such as Pearl Meyer, to reflect the companies against which the Company competes for executive talent or for shareholder investment. The specific characteristics of the financial institutions comprising the peer group may vary from year to year, but the companies are chosen based on a combination of various factors that include asset size and business mix.

Pearl Meyer’s most recent peer group analysis for the Company consisted of 21 peer companies. The specific asset sizes for the peer companies listed in the report presented to the Committee in 2022 ranged from approximately $2.9 billion to $10.5 billion. The Company’s peer group consisted of the following companies:

First Bancorp (FBNC)

Veritex Holdings, Inc. (VBTX)

Seacoast Banking Corporation of Florida (SBCF)

Amerant Bancorp. Inc. (AMTB)

Southside Bancshares, Inc. (SBSI)

Stock Yards Bancorp, Inc. (SYBT)

City Holding Company (CHCO)

Great Southern Bancorp, Inc. (GSBC)

Equity Bancshares, Inc. (EQBK)

Red River Bancshares, Inc. (RRBI)

CapStar Financial Holdings, Inc. (CSTR)

Origin Bancorp, Inc. (OBNK)

National Bank Holdings Corporation (NBHC)

Triumph Bancorp, Inc. (TBK)

The First Bancshares, Inc. (FBMS)

HomeTrust Bancshares, Inc. (HTBI)

South Plains Financial, Inc. (SPFI) SmartFinancial, Inc. (SMBK) Guaranty Bancshares, Inc. (GNTY) Southern First Bancshares, Inc. (SFST) Home Bancorp, Inc. (HBCP)

Compensation Mix

While the Compensation Committee considers the overall mix of executives’ pay between base salary, annual cash bonus and long-term incentive compensation, the Compensation Committee does not target a specific allocation among the various compensation components. More than one-half of the CEO’s compensation is contingent on the Company’s performance and a significant part of the compensation provided to the other NEOs is contingent on performance. In allocating compensation among salary, bonus and equity-based compensation, the Committee believes that the compensation of the senior-most levels of management with the greatest ability to influence the Company’s performance should be significantly based on the Company’s performance, while lower levels of management should receive a greater portion of their compensation in base salary. The Committee also makes allocations between short-term and long-term compensation for NEOs.

Base Salaries

The Company’s goal is to provide its executive management with fixed cash compensation in the form of base salary that will attract and retain highly qualified executives. The Company also uses base salary to reward top performance, industry and job specific knowledge, experience and leadership ability. The base salaries for the Company’s NEOs are typically established in the second quarter of the year after the Company’s financial information and performance results from the previous year are available, although other adjustments are made occasionally to reflect changes in responsibility or other developments. In establishing base salaries for our NEOs, the Compensation Committee has relied on external market data obtained from outside sources, including a peer bank salary study prepared by our independent compensation consultant, Pearl Meyer. In addition to considering the information obtained from such sources, the Compensation Committee has considered:

●	each named executive officer’s scope of responsibility;
●	each named executive officer’s years of experience;
●	the types and amount of the elements of compensation to be paid to each named executive officer;
●

our overall financial performance and performance with respect to other aspects of our operations, such as our growth, asset quality, profitability, and other matters, including the status of our relationship with the banking regulatory agencies; and

●	each named executive officer’s individual performance and contributions to our company-wide performance, including leadership, teamwork, and community service.

In establishing the CEO’s base salary, the Compensation Committee typically considers Pearl Meyer’s recommendations based on an analysis of peer group data and survey market data and also considers internal data provided by human resources personnel and the CEO’s individual performance and contributions relative to the Company’s corporate goals. In establishing base salaries of the Company’s other NEOs, the Committee typically considers the recommendations of the CEO, which are based on individual responsibility level, individual and company performance, total compensation histories for each NEO, the market data provided by Pearl Meyer for similar positions and a general understanding of executive compensation in the financial services industry. The CEO evaluates the other NEOs’ performance using the same metrics normally used for determining annual management incentive plan awards. The Compensation Committee considers each of these factors but does not assign a specific value to any of them. The Compensation Committee’s process also involves a qualitative component in evaluating each NEO’s overall span of responsibility and control, knowledge and leadership ability. The base salaries in effect during 2021 and 2022 were as shown below:

Name	2021 Base Salary Paid ($)	2022 Base Salary Paid ($)	% Change (%)
David R. (“Jude”) Melville	$612,500	$662,500	8.16
Gregory Robertson	$320,500	$350,000	9.2
Philip Jordan	$320,500	$350,000	9.2
Keith Mansfield	$320,500	$350,000	9.2
Saundra Strong(1)	---	---	--

(1)	Ms. Strong joined the Company in October 2021.

Cash Bonuses

The Compensation Committee typically awards cash bonuses utilizing a structured, objective approach based upon the achievement of performance objectives. At the beginning of each year, the Company develops a bonus matrix for the executive management team. The performance goals are tied to various corporate, strategic and, where applicable, line of business objectives, and the performance results at or slightly above the target levels are intended to be achievable but challenging. The CEO recommends the bonus matrix to the Compensation Committee, including overall incentive target payout levels for each NEO, stated as a percentage of base salary. The CEO also recommends the performance measures and the weightings to be assigned to the performance measures for each NEO.

The Committee reviews the CEO’s recommendations along with, as applicable, market data to ensure that proposed target payout levels provide an appropriate opportunity to earn bonuses and are competitive with the companies in the Company’s peer group. The Compensation Committee then makes a recommendation to the Board for approval. In making its recommendation, the Compensation Committee may consider events outside the influence or control of the NEOs and may adjust the performance goals to exclude the effect of these events. The Compensation Committee did not include any such adjustments when recommending the performance goals for 2022.

After the target levels and performance goals and weightings have been approved by the Board, the Committee retains the discretion to adjust the target levels and performance goals and weightings during the year, on an individual or group basis, if the Compensation Committee determines additional adjustments are appropriate for this purpose. The Committee did not make any such adjustments during 2022. Following the end of a year, the Compensation Committee also has discretion to increase or decrease the amount of an award earned under the plan, change the individual weightings or adjust the threshold payout level and minimum performance goals, including when the minimum performance goals are not achieved. The Compensation Committee’s exercise of discretion is intended to ensure the management incentive plan appropriately rewards performance and neither overpays for results nor under rewards accomplishments achieved during the year. The financial performance goals for 2022 are set forth below:

		Performance Goals (in Millions)
Performance Measures	Weight	Threshold	Target	Superior	2022 Actual Results

Core ROA	50%	0.97	1.01	1.05	1.05
Core Efficiency Ratio	15%	66.00	65.60	64.30	62.77
Classified Assets Coverage Ratio	15%	12.0	10.0	8.0	4.0
Team/Individual	20%	Qualitative Assessment
Grand Total	100%

* Core ROA and Core Efficiency Ratio are non-GAAP financial measures. See “Reconciliation of Non-GAAP Measures” on page 56 for more information.

* The cash bonuses paid to the NEOs for 2020-2022 are set forth in the Summary Compensation Table below under Non-Equity Incentive Plan Compensation.

The cash bonuses paid to the NEOs for 2020-2022 are set forth in the Summary Compensation Table below under Non-Equity Incentive Plan Compensation.

Equity Incentive Awards

Equity-based awards generally constitute the largest non-cash component of each NEO’s total compensation package. Pearl Meyer has provided the Compensation Committee with peer company data and published surveys to assist the Committee in setting the amount of annual equity-based awards. In establishing award levels, the Committee generally does not consider the equity ownership levels of the recipients or prior awards that are fully vested. Equity- based awards and the related performance goals for NEOs are recommended by Human Resources and approved by the Compensation Committee generally during the first quarter of each year. Awards are typically made as early as practicable in the year to maximize the time-period for achieving performance goals associated with the awards. Equity-based awards are granted under the Business First Bancshares, Inc. 2017 Equity Incentive Plan, as amended.

The Compensation Committee believes that time-based equity awards, which vest in three equal installments over a period of two years, beginning shortly after the grant date, promote an important goal of executive retention and help encourage greater levels of stock ownership by executives, while also having an incentive effect as a result of their value being linked to the Company’s stock price. The Compensation Committee will review the mix of LTI awards from time to time and make adjustments in the mix as needed to reflect the Company’s objectives for such awards. For 2022, Mr. Melville received annual equity-based awards tailored to his position as CEO. All other NEOs, with the exception of Ms. Strong who joined the Company in October 2021 and Mr. Folse who retired April 29, 2022, received the same annual equity-based award. The performance measures used to determine these equity awards are as follows:

		Performance Goals (in Millions)
Performance Measures	Weight	Threshold	Target	Superior	2022 Actual Results

% Asset Growth (Organic)	50%	4.75%	6.80%	8.48%	15.44%
Core Diluted Earnings Per Share	50%	2.32	2.43	2.51	$2.52
Grand Total	100%

*Organic asset growth is a non-GAAP financial measure calculated by deducting assets acquired in corporate transactions, including the 2022 acquisition of Texas Citizens Bancorp, Inc. Core Diluted Earnings Per Share is a non-GAAP financial measure. See “Reconciliation of Non-GAAP Measures” on page 57 for more information.

The equity incentives granted to the NEOs for 2020-2022 are set forth in the “Stock Awards” column in the Summary Compensation Table below, and the “Outstanding Equity Awards at 2022 Fiscal Year End” table summarizes each NEO’s outstanding unvested equity awards and information about future vesting, each as of December 31, 2022.

Benefits and Perquisites

Generally, our named executive officers participate in the same benefit plans designed for all of our full-time employees, including health, dental, vision, disability, and basic group life insurance coverage. The purpose of our employee benefit plans is to help attract and retain quality employees, including executives, by offering benefit plans similar to those typically offered by our competitors.

We provide our named executive officers with a limited number of perquisites that we believe are reasonable and consistent with our overall compensation program to better enable us to attract and retain qualified executives. Our Compensation Committee periodically reviews the levels of perquisites and other personal benefits provided to named executive officers. In 2022, we provided certain of our named executives officers with an allowance for automobile-related expenses and paid for certain club memberships. We also provided certain of our named executive officers with certain medical allowances for health examination expenses.

Hedging and Pledging

Our Insider Trading Policy, available on our website at www.b1bank.com under “Shareholder Info,” strongly discourages our directors, officers and employees (together with the affiliates and immediately family members of each) from engaging in certain hedging and derivative transactions with respect to the Company’s securities. In addition, the Insider Trading Policy requires preclearance of any such transactions. Similarly, our Insider Trading Policy prohibits ownership of Company securities in a margin account and discourages pledging Company securities and requires preclearance of any pledging transactions.

Executive Compensation Recoupment

All compensation and awards payable or paid under the Company’s 2017 Equity Incentive Plan, as amended, are subject to the Company’s ability to recover incentive-based compensation from executive officers, as required by the Dodd-Frank Act, any rules or regulations promulgated thereunder, and any other “clawback” provision required by any other applicable law or the listing standards of any applicable stock exchange or national market system.

Compensation Committee Report

The Compensation Committee of the board of directors of Business First Bancshares, Inc. has reviewed and discussed the Compensation Discussion and Analysis for the Company for the year ended December 31, 2022 with management. In reliance on the reviews and discussions with management, the Compensation Committee recommended to the board of directors, and the board of directors has approved, that the Compensation Discussion and Analysis be included in the required Company filings with the SEC, including the proxy statement for the 2023 Annual Meeting of Shareholders of Business First Bancshares, Inc. and its incorporation by reference into the Company’s Annual Report on Form 10-K for the year ended December 31, 2022.

The Compensation Committee Report shall not be deemed incorporated by reference in any document previously or subsequently filed with the SEC that incorporates by reference all or any portion of this proxy statement.

Submitted by the Compensation Committee of the board of directors.

James J. Buquet, III Rolfe H. McCollister, Jr.	Patrick E. Mockler, Chairman Kenneth W. Smith

Summary Compensation Table

The following table provides information regarding the compensation of our named executive officers for the fiscal years ended December 31, 2020, 2021, and 2022.

Name and Principal Position with b1BANK	Year ($)	Salary ($)		Stock Awards (1) ($)	Bonus ($)		Non-Equity Incentive Plan Compensation ($)	All Other Comp. (6) ($)	Total ($)
David R. (“Jude”) Melville, III President and Chief Executive Officer	2022 2021 2020	662,500 612,500 537,500		945,122 676,478 578,164	--- 13,750 ---	(2)	658,125 536,250 474,375	255,288 186,502 154,643	2,521,035 2,025,480 1,744,682
Gregory Robertson Executive Vice President and Chief Financial Officer	2022 2021 2020	350,000 320,500 288,091		335,490 256,493 222,853	--- 25,000 ---	(2)	217,200 202,800 181,800	76,588 68,183 33,883	979,278 872,976 726,627
Philip Jordan Executive Vice President and Chief Banking Officer	2022 2021 2020	362,645 348,089 315,680	(3) (3) (3)	335,490 256,493 222,853	25,000 ---	(2)	217,200 202,800 181,800	118,834 68,159 60,696	1,034,169 900,541 781,029
Keith Mansfield Executive Vice President and Chief Operations Officer	2022 2021 2020	350,000 320,500 288,091		335,490 256,493 222,853	--- 25,000 ---	(2)	217,200 202,800 181,800	60,120 52,339 33,874	962,810 857,132 726,618
Mark Folse Former Executive Vice President and Chief Risk Officer	2021 2020	356,576 222,789		276,229 ---	300,000 300,000	(5) (5)	--- ---	32,066 2,649,430	964,871 3,172,219	(4)
Saundra Strong General Counsel and Secretary	2022	284,647		250,207	---		157,500	27,995	720,349

(1) The dollar amount of our time-based stock awards reflects the aggregate fair value determined as of the grant date in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Stock Compensation. The market value at the grant date was based on the closing price of our common stock on the latest business day prior to the grant date. The restricted stock awards in this column vest in three equal installments over a period of two years shortly after the grant date. The restricted stock awards detailed for each year reflect the restricted stock awarded for that year’s performance (i.e., Restricted stock units listed for 2022 were awarded in 2023 for 2022 performance).

(2) Because the Compensation Committee considered the NEO’s performance in 2021 to be exceptional, the Compensation Committee awarded Mr. Melville an additional cash bonus of $13,750 and the other NEOs, with the exception of Mr. Folse, received an additional $25,000 cash bonus.

(3) 2022 includes $12,645 of supplemental pay and 2020 and 2021 each include $27,589 of supplemental pay, all of which relate to Mr. Jordan’s relocation.

(4) Mr. Folse’s 2020 compensation calculation consists of $222,789 in salary, $300,000 cash incentive bonus, $25,275 vehicle, $4,000 in auto allowance, $810 in cell phone allowance, $20,000 relocation expenses, $2,580,591 change-in-control payments (including payment in settlement of Pedestal Bancshares, Inc. LTIP units), $14,884 in health and welfare premiums, and $3,870 in club dues. This compensation includes payments required under the Executive Employment Agreement that b1BANK entered into with Mr. Folse. In addition, the compensation includes payments b1BANK made in connection with our acquisition of Pedestal Bancshares, Inc. upon the termination of the agreements Mr. Folse had with Pedestal Bancshares.

(5) Mr. Folse’s employment agreement provided for Mr. Folse to receive an annual cash incentive bonus of $300,000 for the five-year term of the employment agreement. Mr. Folse retired from the Bank effective April 29, 2022.

(6) All Other Compensation for the NEOs includes the total of the benefits and perquisites in the table below.

All Other Compensation:
Named Executive Officer	SERP(1)	Car Allowance	Health & Welfare Plan Premiums	Executive Allowance	Club Dues	Items below $10,000	Total
David R. (“Jude”) Melville, III	$156,680	$10,728	$21,018	$12,000	$54,862	---	$255,288
Gregory Robertson	$37,366	$10,728	$21,018	---	$6,199	$1,277	$76,588
Philip Jordan	$40,230	$10,728	$21,018	---	$45,581	$1,277	$118,834
Keith Mansfield	$22,237	$10,728	$21,018		$4,860	$1,277	$60,120
Saundra Strong	---	---	$20,178	---	$6,540	$1,277	$27,995
(1) Represents the increase in the named executive officer’s accrued benefits under the SERP.

Grants Of Plan-Based Awards

The following table presents information regarding all non-equity incentive plan and equity incentive plan awards that were made to the NEOs during or for the year ended December 31, 2022.

		Estimated Future Payments Under Non- Equity Incentive Plan Awards (1)			All Other Stock Awards: Number of Shares of Stock or Units(2)	All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards	Grant Date Fair Value of Stock and Option Awards
Name	Grant Date	Threshold $	Target $	Superior $	#	#	$	$
David R. Melville, III		$219,375	$438,750	$658,125	---	---	---	---
	2/1/2022	---	---	---	24,644	---	---	$676,478
Gregory Robertson		$72,400	$144,800	$217,200	---	---	---	---
	2/1/2022	---	---	---	9,344	---	---	$256,493
Philip Jordan		$72,400	$144,800	$217,200	---	---	---	---
	2/1/2022	---	---	---	9,344	---	---	$256,493
Keith Mansfield		$72,400	$144,800	$217,200	---	---	---	---
	2/1/2022	---	---	---	9,344	---	---	$256,493
Saundra Strong		$52,500	$105,000	$157,500		---	---	---
					734			$20,148

(1)

The amounts shown in these columns reflect possible payouts under the annual management incentive plan for 2022 for Messrs. Melville, Robertson, Jordan and Mansfield and Ms. Strong. The minimum possible payment level (threshold) was 50% of the target amount shown, and the maximum possible payment was 150% of the target. All of these amounts are percentages of the executive’s base salary as of January 11, 2023. With the exception of Mr. Melville, the amount of the award actually earned by the NEOs was approved by the Compensation Committee on January 19, 2023. With respect to Mr. Melville, the amount of the award actually earned by Mr. Melville was recommended by the Committee on January 19, 2023 and approved by the Board on January 26, 2023. Amounts actually earned for 2022 achievement are reported as Non-Equity Incentive Plan Compensation in the Summary Compensation Table for 2022. Mr. Folse did not participate in the non-equity incentive plan as his employment agreement provides for Mr. Folse to receive an annual incentive bonus of $300,000, which is reported in the “Bonus” column of the Summary Compensation Table.

(2)

With the exception of Mr. Melville, the amount of the time-based stock award actually earned by the NEOs was approved by the Compensation Committee on January 21, 2022. With respect to Mr. Melville, the amount of the award actually earned by Mr. Melville was recommended by the Committee on January 21, 2022 and approved by the Board on January 27, 2022. Amounts actually earned for 2022 are reported as Non-Equity Incentive Plan Compensation in the Summary Compensation Table for 2022.

(3)

The dollar amount of our time-based stock awards reflects the aggregate fair value determined as of the grant date in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Stock Compensation. The market value at the grant date was based on the closing price of our common stock on the latest business day prior to the grant date.

Outstanding Equity Awards at 2022 Fiscal Year-End

The following table provides information regarding outstanding equity awards held by each of our named executive officers on December 31, 2022.

	Options Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date
David R. (“Jude”) Melville, III	—	—	—	—	—	—

Gregory Robertson	7/31/2014	15,000	—	—	$17.11	07/31/2024

Philip Jordan	7/31/2014	7,500	—	—	$17.11	07/31/2024

Keith Mansfield	6/2/2016	40,000	—	—	$17.65	6/2/2026

Saundra Strong	—	—	—	—	—	—

	Outstanding Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested(5) (#)		Market Value(4) of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
David R. (“Jude”) Melville, III	71,681	(1)	$1,587,017	—	—
Gregory Robertson	26,137	(2)	$578,673	—	—
Philip Jordan	26,137	(2)	$578,673	—	—
Keith Mansfield	26,137	(2)	$578,673	—	—
Saundra Strong	12,552	(3)	$277,901	__	__
(1)

Consists of 32,933 shares of restricted stock that vest on March 31, 2023, 23,254 shares of restricted stock that will vest on March 31, 2024, and 15,494 shares of restricted stock that will vest on March 31, 2025.

(2)

Consists of 12,183 shares of restricted stock that vest on March 31, 2023, 8,454 shares of restricted stock that will vest on March 31, 2024, and 35,500 shares of restricted stock that will vest on March 31, 2025.

(3)

Consists of 4,223 shares of restricted stock that vest on March 31, 2023, 4,227 shares of restricted stock that will vest on March 31, 2024, and 4,102 shares of restricted stock that will best on March 31, 2025.

(4)	Based on the $22.14 closing price on the last trading day of 2022.
(5)	This column includes shares awarded in 2023 for 2022 performance.

Option Exercises and Stock Vested

The following table provides information regarding options exercised and the vesting of equity awards held by each of our named executive officers during the year ended December 31, 2022.

	Option Awards		Stock Awards
Name	Number of shares acquired on exercise (#)	Value realized on exercise(1) ($)	Number of shares acquired on vesting (#)	Value realized on vesting ($)(2)
David R. (“Jude”) Melville, III	—	—	22,272	$541,878
Gregory Robertson	—	—	8,608	$209,433
Philip Jordan	10,000	73,600	8,608	$209,433
Keith Mansfield	—	—	8,608	$209,433
Saundra Strong	__	__	244	$5,937

(1)	Computed using the difference between the closing market price the day prior to the date of exercise and the option exercise price.
(2)	Value realized calculated by multiplying the number of shares vested during the fiscal year ended December 31, 2022 by the fair market value of the vested shares on the vesting date.

Nonqualified Defined Contribution Plans

The following table presents information relating to each NEO’s contributions, earnings and withdrawals with respect to b1BANK’s Supplemental Executive Retirement Plan (“SERP”) during 2022. Additional information about the SERP is described below under “Supplemental Executive Retirement Plan.”

Name	Executive Contributions in 2022 ($)	Company Contributions in 2022(1) ($)	Aggregate Earnings in 2022(1) ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate balance at December 31, 2022 ($)
David R. (“Jude”) Melville, III	—	$156,680	—	—	$962,367
Gregory Robertson	—	$37,366	—	—	$70,295
Philip Jordan	—	$40,230	—	—	$254,298
Keith Mansfield	—	$22,237	—	—	$41,782
Saundra Strong	—	—	—	—	—

(1)	The amounts reported are also reported under the “All Other Compensation” heading in the Summary Compensation Table and the “SERP” column in footnote 7 to the Summary Compensation Table.
(2)	No portion of the amounts in this column constitutes above-market or preferential earnings; thus, no portion of such amounts are included in the Summary Compensation Table.

Employment Agreements

b1BANK is a party to an employment agreement with David (“Jude”) Melville, III. A summary description of the employment agreement for Mr. Melville is set forth below.

On November 6, 2019, the Bank entered into an Amended and Restated Executive Employment Agreement with David R. Melville, III, which amended and restated the existing Executive Employment Agreement, dated August 6, 2009, by and between the Bank and Mr. Melville. The following summary of the key provisions of the employment agreement is qualified by the full text of the employment agreement.

The employment agreement with Mr. Melville provides for an initial five-year term, and thereafter the employment agreement automatically renews for a one-year term unless either the Bank or Mr. Melville gives notice to the other party at least 90 days prior to the end of the term that the agreement will not be renewed. The employment agreement provides for Mr. Melville to receive a base salary of not less than $500,000 annually, as well as for Mr. Melville’s participation in benefit plans and incentive bonus plans offered by the Bank. Mr. Melville is also entitled to paid vacation, a vehicle allowance, a country club membership, and health insurance.

If Mr. Melville’s employment is terminated by the Bank without cause (as defined in the employment agreement) during the term of the agreement or if Mr. Melville terminates his employment for good reason (as defined in the employment agreement), he will be entitled to payment of an amount equal to three times the sum of (a) his then current annual base salary, plus (b) his average incentive bonus compensation for the three previous years, plus certain continued benefits. In addition, if Mr. Melville is terminated by the Bank without cause or if he terminates his employment for good reason, either three months prior to a change in control (as defined in the employment agreement) of the Company or the Bank or within 24 months following such a change-in-control, Mr. Melville will be entitled to payment of an amount equal to three times the sum of (a) his then current annual base salary, plus (b) his average incentive bonus compensation for the three previous years, plus certain continued benefits.

During the two-year period following the expiration or termination of the employment agreement, Mr. Melville has agreed to certain non-solicitation and non-competition terms that inure to the benefit of the Bank. The employment agreement also contains other customary covenants and conditions.

Change in Control Agreements

On October 29, 2019, the Company entered into a Change in Control Agreement with Mr. Mansfield and on November 6, 2019, the Company and the Bank entered into Change in Control Agreements with Messrs. Robertson and Jordan. The Change in Control Agreements replaced the existing change in control agreements to which each of Messrs. Robertson, Jordan and Mansfield were a party. On June 23, 2022, the Company entered into a Change in Control Agreement with Ms. Strong. The following summary of the key provisions of the change in control agreements are qualified by the full text of the agreements.

Each agreement generally provides that, in the event that the officer is terminated by the Company or the Bank without cause (as defined in the change in control agreement), or if the officer terminates his employment for good reason (as defined in the change in control agreement), in either case during the period beginning three months before and ending 24 months after a change in control (as defined in the change in control agreement) of the Company or the Bank, the officer would be due a one-time payment equal to two times the sum of (a) the officer’s annual base salary, plus (b) the officer’s average incentive bonus compensation for the three previous years, plus certain continued benefits. The officer’s right to such a payment upon a change in control is subject to his or her compliance, during the two-year period following such change in control, with certain non-solicitation and non-competition terms that inure to the benefit of the Company and the Bank. In the event the officer is terminated outside of the prescribed period, or if he or she is terminated with cause or terminates his or her employment without good reason during the prescribed period, the officer would not be entitled to such payment.

Other Employment Arrangements

In addition to the employment agreement described above, b1BANK has entered into employment and/or compensation arrangements with certain of its officers with varying terms taking into consideration the nature of the position and the particular individual’s skills and experience. Our overall executive compensation program is designed to attract, motivate, reward, and retain key members of our management. A major goal of our compensation program is to align the compensation structure for our executives with shareholders’ interests and current market practices.

All of our officers serve at the pleasure of our board of directors. If any of these individuals leaves his or her respective position, our business, financial condition, results of operations may suffer.

Potential Payments Upon Termination or Change in Control

The following table describes the potential payments that would be made to each of the NEOs in various termination scenarios based on compensation, benefit and equity levels in effect on December 31, 2022. The amounts shown are estimates and assume that the termination occurred on December 31, 2022. The actual amounts to be paid can only be determined at the time of a NEO’s actual termination of employment. In accordance with SEC regulations, the following table does not report any amount to be provided to a NEO that does not discriminate in scope, terms or operation in favor of the Company’s executive officers and which is available generally to all salaried employees, and excludes (i) amounts accrued through December 31, 2022, that would be paid in the normal course of continued employment, such as accrued but unpaid salary and bonus amounts, (ii) vested account balances under the 401(k) plan and already vested equity awards.

The amounts shown for Mr. Melville in the table below are determined based on his employment agreement in effect as of December 31, 2022. The amounts shown for Messrs. Robertson, Jordan and Mansfield and Ms. Strong in the table below are determined based on their respective change in control agreements in effect as of December 31, 2022. As previously noted, Mr. Folse retired effective April 29, 2022.

Name	Incremental Compensation and Benefit Payments	Non-CIC Termination by Company Without Cause or by Executive for Good Reason under Agreement	CIC Termination by Company Without Cause or by Executive for Good Reason under Agreement

David R. Melville, III(1)(2)	Severance (3)	$3,707,500	$3,707,500
	Restricted Stock -- Accelerated Vesting (4)	525,626	525,626
	Health & Welfare Benefits (5)	15,461	15,461
	Totals	$4,248,587	$4,248,587

Greg Robertson	Severance (3)	---	$1,141,867
	Restricted Stock -- Accelerated Vesting (4)	---	220,537
	Health & Welfare Benefits (5)	---	23,192
	Totals	---	$1,385,595

Philip Jordan	Severance (3)	---	1,141,867
	Restricted Stock -- Accelerated Vesting (4)	---	220,537
	Health & Welfare Benefits (5)	---	23,192
	Totals	---	$1,385,595

Keith Mansfield	Severance (3)	---	$1,141,867
	Restricted Stock -- Accelerated Vesting (4)	---	220,537
	Health & Welfare Benefits (5)	---	23,192
	Totals	---	$1,385,595

Saundra Strong	Severance (3)	---	$776,626
	Restricted Stock -- Accelerated Vesting (4)	---	10,804
	Health & Welfare Benefits (5)	---	19,894
	Totals	---	$807,324

(1)

The NEOs’ agreements include a “cutback” provision under which the executive’s change in control benefits will be reduced to avoid the golden parachute excise tax under Section 280G of the Internal Revenue Code only if such a reduction would cause the executive to receive more after-tax compensation than without a reduction. The amounts shown in this column do not reflect any reduction that might be made in this regard.

(2)

If during the term of his employment agreement, Mr. Melville’s employment is terminated due to disability, as defined in the employment agreement, or if he dies, he or his designated beneficiary, spouse or estate will be entitled to accrued but unpaid compensation up to the date of termination.

(3)

The executive must sign a general release in order to be entitled to receive these amounts. In the case of the NEOs other than Mr. Melville, the Company has the right to retain these amounts if the executive breaches the confidentiality, non-solicitation or non-competition covenants contained in the executive’s change in control agreement.

(4)	The value of the restricted stock units upon vesting is based on the closing market price per share of $22.14 as of December 31, 2022.
(5)

Mr. Melville is entitled to 12 months of continuing coverage under any benefit plans provided to Mr. Melville on the same premium cost sharing basis as prior to termination if his employment is terminated by the Company without cause, because of a change in control, or if he resigns for good reason. The other NEOs are entitled to 18 months of continuing medical, dental, vision and group life coverage on the same premium cost sharing basis as prior to termination if within 3 months prior to the change in control or within two years following the change in control the executive’s employment is terminated by the Company other than due to death, disability or for cause or if he resigns for good reason.

Equity Incentive Plans

In 2006, our board of directors adopted the 2006 Stock Option Plan pursuant to which we were permitted to issue stock options to purchase up to 1,500,000 shares of our common stock, all of which could be issued as either incentive stock options under Section 422A of the Internal Revenue Code of 1986, as amended, or non-qualified stock options. Although our 2006 Stock Option Plan expired on December 22, 2016 and we are no longer permitted to issue additional stock options under this plan, as of December 31, 2022, we had 130,924 outstanding and unexercised stock options, all of which are vested, that have been issued to our executive officers and key personnel and remain subject to the terms and conditions of the 2006 Stock Option Plan until they are exercised or forfeited. As of December 31, 2022, the weighted average exercise price of the stock options issued under our 2006 Stock Option Plan was $18.59.

On June 29, 2017, our shareholders approved our 2017 Equity Incentive Plan (the “Plan”). The Plan provides for the grant of various types of equity grants and awards, including incentive stock options, nonstatutory stock options, stock appreciation rights, restricted stock, restricted stock units, performance units, performance shares and other stock-based awards to eligible participants, which includes our employees, directors and consultants. The Plan reserved 500,000 shares of common stock for grant, award, or issuance to eligible participants, all of which may be subject to incentive stock option treatment. On June 23, 2022, our shareholders approved the 2022 Amendment to the 2017 Equity Incentive Plan which increased the maximum number of shares that can be granted under the Plan from 500,000 to 900,000 shares, an increase of 400,000. Shares allocable to awards that are terminated, forfeited, or repurchased by the Company are available to be granted again. The Plan is administered by the Compensation Committee of the Company’s board of directors, which determines, within the provisions of the Plan, those eligible participants to whom, and the times at which, grants and awards will be made. As of December 31, 2022, awards with respect to 679,931 shares of common stock remain available for grant.

Our Plan is intended to provide certain of our officers, directors, and employees the opportunity to acquire a proprietary interest in our success by granting various types of equity grants and awards to such individuals. Specifically, the plans are intended to advance our interests by (1) enabling us to attract and retain the best available individuals for positions of substantial responsibility; (2) providing additional incentive to such persons by affording them an opportunity for equity participation in our business; and (3) rewarding officers, directors and employees for their contributions.

Our Plan is administered by the Compensation Committee of our board of directors. Compensation Committee has authority with respect to the plan to:

●	modify the requirements of the plan to conform with the law or to meet special circumstances not anticipated or covered in the plan;

●	establish policies; and

●	adopt rules and regulations and prescribe forms for carrying out the purposes and provisions of the plan.

Under the plan, the aggregate fair market value (determined as of the date an option is granted) of the shares with respect to which Incentive Stock Options are exercisable for the first time by any optionee during any calendar year may not exceed $100,000. The option price to be paid upon exercise of an Incentive Stock Option or a Non-Qualified Option is determined by the Compensation Committee, but in no event may such price be less than the fair market value per share of our common stock on the date of the grant.

The Compensation Committee has the discretion to fix the period during which any option (including Incentive Stock Options and Non-Qualified Options) may be exercised, provided that no options may be exercised more than 10 years after the date of grant. However, expiring options may be amended and extended at the discretion of the Compensation Committee. Each option may be exercised upon such terms and conditions as the Compensation Committee determines. In making any determination as to whom options shall be granted, and as to the number of shares to be covered by such options, the Compensation Committee considers the duties of the respective officers, directors and employees, their present and potential contributions to our success, profitability and growth, and such other factors as the committee deems relevant in connection with accomplishing the purposes of the Plan.

Supplemental Executive Retirement Plan

b1BANK maintains a Supplemental Executive Retirement Plan (“SERP”) which provides a select group of management with salary continuation benefits upon their retirement, or death benefits to their named beneficiary in the event of their death. The SERP, which was established August 1, 2009, is an unfunded nonqualified deferred compensation plan where certain executives of b1BANK are selected to participate in the plan at the discretion of the board of directors. Prior to 2021, SERP benefits were based upon the position and salary of the executive officer at retirement, disability, or death. Normal retirement benefits under the plan for certain Tier I executive officers are equal to 50% of the participant’s average compensation, payable over the longer of 180 months or the participant’s life. Normal retirement benefits under the plan for certain Tier II executives are equal to 25% of the participant’s average compensation, payable over 180 months. Normal retirement benefits under the Plan for participants added after 2021 are equal to a fixed dollar amount stated in the participant’s participation agreement, payable over 180 months. The SERP is administered by The Pangburn Group, who also provide guidance to b1BANK relating to the valuation method and assumptions.

Benefits are also available in the event of death, disability, or early retirement. Under the early retirement provisions for certain executives, if separation from service occurs after reaching early retirement age and prior to normal retirement age, b1BANK will pay the executive a reduced benefit equal to the vested accrued benefit calculated as of the early retirement date, payable in 180 equal monthly installments beginning on the normal retirement date. For other executives, instead of an early retirement benefit, the separation from service benefit prior to normal retirement age provides the executive with a separation from service benefit equal to the participant’s vested accrued benefit payable in 180 equal monthly installments commencing within 30 days of the date of separation. The early retirement age means the date the executive attained age fifty-five and completed 10 years of service. The normal retirement age is the date the executive attained age sixty-five.

In the event the participant dies prior to the commencement of benefits under the plan, the executive’s beneficiary will be entitled to a survivor’s benefit which equals the amount of the vested accrued benefit, calculated as of the date of death, and payable in a single lump sum within 90 days following the date of death. If the executive dies after the commencement of benefits but prior to receiving all such payments due and owing under the plan, the unpaid balance of the payments will continue to be paid to the executive’s beneficiary for the remainder of the payout period.

If the participant becomes disabled prior to commencement of benefits under the plan, a disability benefit equal to the executive’s vested accrued benefit calculated as of the disability date shall be payable in 180 equal monthly installments commencing within 30 days of the disability determination date.

Upon a change of control prior to separation from service, the participant shall become 100% vested in his or her accrued benefit, calculated as of the effective date of the change of control. b1BANK will pay the executive the change of control benefit in a single lump sum amount within 30 days following that date.

For purposes of calculating the participant’s vested accrued benefit, the executive shall become 100% vested upon completion of ten years of service and the attainment of age fifty-five. Prior to the completion of ten years of service and the attainment of age fifty-five, the participant shall be zero percent vested. However, in the event of a participant’s death or disability, or a change in control, the executive shall become one hundred percent vested.

The benefits under the SERP will be paid out of the general unrestricted assets of b1BANK. The Bank has elected to purchase life insurance contracts, more specifically Bank Owned Life Insurance (“BOLI”), each of which may be used as a source of liquidity to fund these future benefits. b1BANK is the owner and beneficiary of these life insurance policies, which are general assets of the Bank.

Director Compensation

Non-employee director compensation is determined by the Board, based on the recommendation of the Compensation Committee. Directors who are employed by b1BANK receive no compensation for Board or committee service. During 2022, each non-employee director who served on the Board also served on the Bank Board. In October 2020, Pearl Meyer conducted a director compensation review and, after considering the results of that review, our director compensation plan was amended, effective November 1, 2020, to discontinue per meeting fees in favor of increasing the retainers. Based on recommendations made by Pearl Meyer in 2022, the Company increased the annual cash and equity retainers from $18,000 to $25,000. In addition, our Chairman’s annual cash retainer was increased to $169,000 and his car allowance was discontinued. Effective with the June 23, 2022 director equity grants, the annual equity retainer paid to the non-employee directors is subject to a one year vesting restriction. The number of shares to be granted is determined based on the closing price of the Company’s common stock on the day before the grant date. Each Committee Chairperson receives an additional monthly retainer determined by the responsibilities and expectations of such position. Committee members also receive a retainer equal to half of the retainer for such committee’s chairperson. Our Chairman does not receive a retainer for his service on committees.

The following table sets forth compensation paid, earned or awarded during 2022 to each of our directors and the directors of b1BANK, other than directors who are also named executive officers, whose compensation is described in the “Summary Compensation Table” above.

Name	Fees Earned or Paid in Cash ($)	Other Compensation ($)		Stock Awards ($)		Total ($)

Drew C. Brees	24,200			42,461	(1)	66,661
James J. Buquet, III	31,500	—		42,461	(1)	73,961
Carol M. Calkins	30,500	—		42,461	(1)	72,961
Ricky D. Day	27,500	—		42,461	(1)	69,961
John Ducrest	30,500			42,461	(1)	72,961
Mark Folse	23,500	281,706	(2)	25,177	(1)	330,383	(2)
Robert S. Greer, Jr.	159,106	6,258	(3)	42,461	(1)	207,825
J. Vernon Johnson	30,500	—		42,461	(1)	72,961
Rolfe H. McCollister, Jr.	28,500	—		42,461	(1)	70,961
Andrew D. McLindon	30,500	—		42,461	(1)	72,961
Patrick E. Mockler	32,500	—		42,461	(1)	74,961
David A. Montgomery, Jr.	36,500	—		42,461	(1)	78,961
Arthur J. Price	33,500	—		42,461	(1)	75,961
Kenneth Wm. Smith	31,500	—		42,461	(1)	73,961
Keith A. Tillage	27,500	—		42,461	(1)	69,961
Steven G. White	33,500	—		42,461	(1)	75,961

(1)

Represents the aggregate fair market value of shares of our common stock that were granted on May 1, 2022 and June 23, 2022. The value of shares issued on May 1, 2022 was based upon a per share value of $22.16 and the value of the shares issued on June 23, 2022 was $21.30, which were the closing prices for shares of the Company’s common stock on the last business day prior to the grant. The June 23, 2022 grant will vest on June 23, 2023. Each director’s total ownership of Company common stock, including all outstanding stock awards, may be found in the Security Ownership of Certain Beneficial Owners and Management table on page 48.

(2)

Mr. Folse retired from b1BANK effective April 29, 2022. He received the director grant that was granted on June 23, 2022. The value of shares issued on June 23, 2022 was $21.30, which was the closing price for shares of the Company’s common stock on the last business day prior to the grant. The amount reported in the Other Compensation column represents Mr. Folse’s compensation as an employee prior to his retirement, consisting of $158,985 base salary, $100,000 bonus, and $22,721 other compensation. Prior to his retirement, Mr. Folse received no additional compensation for his service on the Board. Following his retirement, Mr. Folse was compensated at the same rate as other board members.

(3)	Represents the car allowance paid to Mr. Greer in 2022.

Directors have been and will continue to be reimbursed for travel, food, lodging and other expenses directly related to their activities as directors. Directors are also entitled to the protection provided by the indemnification provisions in our current articles of incorporation and bylaws.

The guiding principles of compensation set forth by the Compensation Committee and described in the CD&A form the foundation for the Company’s compensation and benefits philosophy for all employees. Accordingly, our compensation and benefit programs are designed to encourage and reward all employees who contribute to our success. We strive to ensure that the compensation of every employee reflects the level of their job impact and responsibilities and is benchmarked to be competitive in the market where the associate is geographically located. The Company’s employees are primarily residents of Louisiana, Texas, and Mississippi, where the Company has physical locations. As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and Item 402(u) of Regulation S-K, we are providing the following ratio of the median annual total compensation of our employees (excluding our Chief Executive Officer from this median calculation) and the annual total compensation of our CEO. The pay ratio below is a reasonable estimate calculated in a manner consistent with SEC rules. The SEC rules for identifying the median employee and calculating the pay ratio allow companies to apply various methodologies and assumptions. As a result, the pay ratio reported by us may not be comparable to the pay ratio reported by other companies, including those within our peer groups and industry as those other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

•	The median of the annual total compensation of all employees of our Company (other than our Chief Executive Officer) was $56,511; and
•	The total annual compensation of our Chief Executive Officer was $2,521,035, as reported in the Summary Compensation Table.

Based on this information, for 2022 the ratio of the annual total compensation of our Chief Executive Officer to the median of the annual total compensation of all employees was 45:1.

To identify the median of the annual total compensation of all our employees, we took the following steps:

1.	We identified our median employee based on our employee population as of December 31, 2022.
2.

To identify the “median employee” from our employee population, we compared the wages of our employees as reflected in our payroll records and reported on Form W-2 for 2022. We identified our median employee using this compensation measure, which was consistently applied to all of our employees included in the calculation.

3.	Since all of our employees are located in the United States, as is our Chief Executive Officer, we did not make any cost-of-living adjustments in identifying our “median employee.”
4.

Once we identified our median employee, we combined all of the elements of such employee’s compensation for 2022 in accordance with the requirements of the pay ratio rules, resulting in annual total compensation of $56,511. This amount is different (greater) than the amount reported to our median employee in Box 1 of Form W-2 because it includes some non-taxable items, such as the value of our contributions to the 401(k) plan, premiums we pay for life insurance, as well as premiums we pay for medical insurance. We calculated the annual total compensation of our median employee on this basis because it permits us to more accurately compare the total compensation received by this employee to the total compensation of our CEO.

5.

With respect to the annual total compensation of our Chief Executive Officer, we used the amount reported in the “Total” column of our Summary Compensation Table, as required under the pay ratio rules.

Pay versus Performance

In accordance with rules adopted by the SEC pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, we provide the following disclosure regarding executive “compensation actually paid” (“CAP”) and certain Company performance for the fiscal years listed below. CAP is calculated pursuant to SEC rules, which require various adjustments be made to amounts that have been previously reported in the Summary Compensation Table in previous years; the dollar amounts do not reflect the actual amount of compensation earned or received by our CEO or other NEOs during the applicable year.

					Year-end value of $100 invested on 12/31/2019 in:

Year	CEO Summary Compensation Table Total(1) $	CEO Compensation Actually Paid(1,2) $	Average Summary Compensation Table Total for Non-CEO NEOs(1) $	Average Compensation Actually Paid to Non-CEO NEOs(1,2)	BFST(3) $	Peer Group(3) $	Net Income (in millions) $	Core ROA(4)
2022	2,521,035	2,034,441	924,152	743,868	94.63	106.02	54.3	1.05
2021	2,025,480	2,180,523	898,880	878,009	118.62	117.08	52.1	1.22
2020	1,744,682	1,320,084	753,828	590,899	83.70	87.90	30.0	1.09

Footnotes:

(1) David R. Melville III has served as our President and CEO since 2011. The information presented for Non-CEO NEOs reflects the average Summary Compensation Table total compensation and average CAP for the following executives by year:

2022: Gregory Robertson, Philip Jordan, Keith Mansfield, Saundra Strong
2021: Gregory Robertson, Philip Jordan, Keith Mansfield, Mark Folse
2020: Gregory Robertson, Philip Jordan

(2) Deductions from, and additions to, total compensation in the Summary Compensation Table by year to calculate CAP include:

	2022		2021		2020
	CEO David R. Melville III	Average Non-CEO NEOs	CEO David R. Melville III	Average Non- CEO NEOs	CEO David R. Melville III	Average Non- CEO NEOs
Total Compensation from Summary Compensation Table	$2,521,035	924,152	2,025,480	898,880	1,744,682	753,828
Adjustments for Equity Awards
Adjustment for grant date values in the Summary Compensation Table	$(945,122)	$(314,169)	$(676,478)	$(261,427)	$(578,164)	$(222,853)
Year-end fair value of unvested awards granted in the current year	$363,760	$106,161	$537,550	$155,401	$185,968	$74,701
Year-over-year difference of year-end fair values for	$(60,863)	$(17,595)	$34,938	$10,528	$(16,383)	$(6,641)
unvested awards granted in prior years
Fair values at vest date for awards granted and vested in current year	$199,847	$58,307	$227,167	$65,670	$61,655	$24,759
Difference in fair values between prior year-end fair values and vest	$(59,333)	$(17,389)	$26,212	$7,309	$(82,617)	$(34,900)
date fair values for awards granted in prior years
Forfeitures during current year equal to prior year-end fair value	$-	$-	$-	$-	$-	$-
Dividends or dividend equivalents not otherwise included in total compensation	$15,117	$4,401	$5,653	$1,648	$4,943	$2,004
Total Adjustments for Equity Awards	$(486,594)	$(180,284)	$155,043	$(20,871)	$(424,598)	$(162,929)
Compensation Actually Paid (as calculated)	$2,034,441	$743,868	$2,180,523	$878,009	$1,320,084	$590,899

(3) TSR is calculated by dividing the sum of the cumulative amount of dividends for the measurement period, assuming dividend reinvestment, and the difference between the Company’s share price at the end and the beginning of the measurement period by the Company’s share price at the beginning of the measurement period. TSR is determined based on the value of an initial fixed investment of $100. The TSR peer group consists of the KBW Nasdaq Regional Bank Index.

(4) Core ROA is a non-GAAP financial measure. See “Reconciliation of Non-GAAP Measures” on page 56 for more information.

Tabular List of Financial Performance Measures

In our assessment, the most important financial performance measures used to link CAP (as calculated in accordance with the SEC rules), to our NEOs in 2022 to our performance were:

●	Net Income
●	Core ROA
●	Core Efficiency Ratio
●	Classified Assets Coverage Ratio
●	Percentage Asset Growth (Organic)

Pay Versus Performance: Graphical Description

The illustrations below provide a graphical description of CAP (as calculated in accordance with the SEC rules) and the following measures:

●	the Company’s cumulative TSR and the Peer Group’s cumulative TSR;
●	the Company’s Net Income; and
●	the Company Selected Measure, which for BFST is Core ROA.

CAP and Cumulative TSR / Cumulative TSR of the Peer Group

CAP and Company Net Income

Risk Assessment of Compensation Policies and Practices

In connection with its evaluation and review of our policies and practices of compensating employees, including executives and nonexecutive employees, as such policies and practices relate to risk management practices and risk-taking, the Compensation Committee of our board of directors has determined that our compensation plans and practices are not likely to have a material adverse effect on Business First.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Policies and Procedures Regarding Related Person Transactions

Transactions by b1BANK or us with related persons are subject to a formal written policy, as well as regulatory requirements and restrictions. These requirements and restrictions include Sections 23A and 23B of the Federal Reserve Act and the Federal Reserve’s Regulation W (which govern certain transactions by b1BANK with its affiliates) and the Federal Reserve’s Regulation O (which governs certain loans by b1BANK to its executive officers, directors, and principal shareholders). We have adopted policies to comply with these regulatory requirements and restrictions.

In addition, our board of directors has adopted a written policy governing the approval of related person transactions that complies with all applicable requirements of the SEC and the Nasdaq Global Select Market concerning related person transactions. Related person transactions are transactions in which we are a participant, the amount involved exceeds $120,000 and a related person has or will have a direct or indirect material interest. Related persons of Business First Bancshares, Inc. include directors (including nominees for election as directors), executive officers, beneficial holders of more than five percent of our capital stock and the immediate family members of these persons. Our executive management team, in consultation with outside counsel, as appropriate, will review potential related person transactions to determine if they are subject to the policy. If so, the transaction will be referred to the Nominating/Corporate Governance Committee for approval. In determining whether to approve a related person transaction, the Committee will consider, among other factors, the fairness of the proposed transaction, the direct or indirect nature of the related person’s interest in the transaction, the appearance of an improper conflict of interests for any director or executive officer taking into account the size of the transaction and the financial position of the related person, whether the transaction would impair an outside director’s independence, the acceptability of the transaction to our regulators and the potential violations of other corporate policies. Our Related Person Transactions Policy is available on our website at www.b1bank.com under “Shareholder Info.”

Related Person Transactions

Since January 1, 2019, other than the compensation arrangements with directors and executive officers described in the “Executive Compensation” section above and the arrangement described under “Ambassador Agreement” and Ordinary Banking Relationships” below, there have been no transactions, and no such transactions are proposed, in which:

●	we have been or are to be a participant;

●	the amount involved exceeds or will exceed $120,000; and

●

any of our directors, executive officers, or beneficial holders of more than 5% of our capital stock, or any immediate family member of or person sharing the household with any of these individuals (other than tenants or employees), had or will have a direct or indirect material interest.

Ambassador Agreement

On March 15, 2021, the Bank entered into an Ambassador Agreement with an entity affiliated with Mr. Brees (Brees Company, Inc., the “Licensor”), pursuant to which the Licensor has agreed to license Mr. Brees’ name, image and likeness for use by b1BANK and the Company. The Ambassador Agreement also contemplates that Mr. Brees will serve on the boards of b1BANK and the Company. The Ambassador Agreement requires aggregate payments of approximately $2.5 million over its five-year term.

Ordinary Banking Relationships

Certain of our officers, directors, and principal shareholders, as well as their immediate family members and affiliates, are customers of, or have participated in transactions with, b1BANK or us in the ordinary course of business. These transactions include deposits, loans and other financial services related transactions. Such related party transactions are made in the ordinary course of business, on substantially the same terms, including interest rates and collateral (where applicable), as those prevailing at the time for comparable transactions with persons not related to us, and do not involve more than normal risk of collectability or present other features unfavorable to us. As of the date of this Report, no related party loans were categorized as nonaccrual, past due, restructured, or potential problem loans. We expect to continue to enter into transactions in the ordinary course of business on similar terms with our officers, directors, and principal shareholders, as well as their immediate family members and affiliates.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED SHAREHOLDER MATTERS

The following table sets forth certain information regarding the beneficial ownership of our common stock as of April 7, 2023 (except where otherwise noted), by (1) our directors and executive officers, (2) each person who is known by us to own beneficially 5% or more of our common stock and (3) all directors and executive officers as a group. Unless otherwise indicated, based on information furnished by such shareholders, our management believes that each person has sole voting and dispositive power over the shares indicated as owned by such person. Unless otherwise indicated below, the address for each of the listed beneficial owners is 500 Laurel Street, Suite 101, Baton Rouge, Louisiana 70801.

	Number of Shares Beneficially Owned	Percentage Beneficially Owned (1)
Directors
Drew C. Brees(2)	5,649	*
James J. Buquet, III(3)	148,271	*
Carol M. Calkins	2,659	*
Ricky D. Day	248,752	*
John P. Ducrest	8,348	*
Mark P. Folse(4)	135,803	*
Robert S. Greer, Jr.	22,681	*
J. Vernon Johnson(5)	335,094	1.32%
Rolfe H. McCollister, Jr.(6)	88,727	*
Andrew D. McLindon	37,081	*
David R. Melville, III(7)	218,137	*
Patrick E. Mockler	15,314	*
David A. Montgomery, Jr.	10,519	*
Arthur J. Price(8)	18,281	*
Kenneth Wm. Smith	45,681	*
Keith A. Tillage	2,660	*
Steven G. White(9)	39,430	*
Non-Director Executive Officers
Philip Jordan(10)	75,766	*
Gregory Robertson(11)	68,215	*
Keith Mansfield(12)	94,227	*
Saundra Strong(13)	12,798	*
Other Executive Officers(14)	87,708	*
Directors and Executive Officers as a group (26 persons).....	1,634,093	6.45%
*	Indicates ownership which does not exceed 1.0%.
(1)

The percentage beneficially owned was calculated based on 25,319,520 shares of our common stock issued and outstanding as of April 7, 2023 (rounded to the nearest tenth of a percent). Percentages assume exercise of all options that are vested or will vest within 60 days with respect to each reporting person only.

(2)

Includes 3,625 shares held by Brees Family Trust UA 07/08/04, of which Mr. Brees is the trustee. Mr. Brees disclaims any beneficial ownership of such shares except to the extent of his pecuniary interest.

(3)

Includes (i) 6,110 shares held by Buquet III Children's 1998 Trust, (ii) 64,085 shares held by The Buquet Family 2012 Trust, (iii) 3,925 shares held by James Buquet IV Trust No.2, (iv) 11,389 shares held by Mary Mercer Buquet Trust No. 2, (v) 32,003 shares held jointly with spouse; and (vi) 3,000 shares of Series A preferred stock. Mr. Buquet disclaims any beneficial ownership of such shares except to the extent of his pecuniary interest.

(4)	Includes 250 shares of Series A preferred stock.
(5)

Includes (i) 54,848 shares held by Robert Barrett Johnson Trust, (ii) 54,848 shares held by Eric Paul Johnson Trust 2004, (iii) 225,298 shares held jointly with spouse; and (iv) 100 shares of Series A preferred stock. Mr. Johnson disclaims any beneficial ownership of shares owned by the trusts listed above except to the extent of his pecuniary interest.

(6)	Includes 5,000 shares held by Mr. McCollister’s spouse.
(7)

Includes (i) units of employer stock fund through Business First’s 401(k) plan equivalent to approximately 6,558 shares as of April 4, 2023, (ii) 8,216 shares of unvested restricted stock granted on 2/1/2022, which will vest on 3/31/2024, and (iii) 30,532 shares of restricted stock granted on 2/1/2023, of which 15,038 shares will vest on 3/31/2024 and the remaining 15,494 shares will vest on 3/31/2025. Total includes 96,288 pledged shares.

(8)	Includes 11,000 shares held by PEMP Investments, LLC, a company controlled by Mr. Price and 100 shares of Series A preferred stock.
(9)

Includes 29,749 shares held by William A. Robinson Foundation, an entity for which Mr. White serves as Chairman and substitute trustee and as such shares voting and investment power over such shares.  Mr. White disclaims any beneficial ownership of such shares except to the extent of his pecuniary interest.

(10)

Includes (i) 3,116 shares of unvested restricted stock granted on 2/1/2022, which will vest on 3/31/2024, (ii) 10,838 shares of restricted stock granted on 2/1/2023, of which 5,338 shares will vest on 3/31/2024 and the remaining 5,500 shares will vest on 3/31/2025, (iii) units of employer stock fund through Business First’s 401(k) plan and shares held by Mr. Jordan’s individual retirement account equivalent to approximately 13,003 shares; and (iv) vested options to purchase 7,500 shares of common stock.

(11)

Includes (i) 3,116 shares of unvested restricted stock granted on 2/1/2022, which will vest on 3/31/2024, (ii) 10,838 shares of restricted stock granted on 2/1/2023, of which 5,338 shares will vest on 3/31/2024 and the remaining 5,500 shares will vest on 3/31/2025; and (iii) vested options to purchase 15,000 shares of common stock.

(12)

Includes (i) 3,116 shares of unvested restricted stock granted on 2/1/2022, which will vest on 3/31/2024, (ii) 10,838 shares of restricted stock granted on 2/1/2023, of which 5,338 shares will vest on 3/31/2024 and the remaining 5,500 shares will vest on 3/31/2025, (iii) 5,000 shares held by Mr. Mansfield’s individual retirement account; and (iv) vested options to purchase 40,000 shares of common stock.

(13)

Includes (i) 246 shares of unvested restricted stock granted on 2/1/2022, which will vest on 3/31/2024, and (ii) 8083 shares of restricted stock granted on 2/1/2023, of which 3,981 shares will vest on 3/31/2024 and the remaining 4,102 shares will vest on 3/31/2025.

(14)

Includes (i) 6,050 shares of unvested restricted stock granted on 2/1/2022, which will vest on 3/31/2024, and (ii) 41,720 shares of restricted stock granted on 2/1/2023, of which 20,549 shares will vest on 3/31/2024 and the remaining 21,171 shares will vest on 3/31/2025.

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires our directors, executive officers and persons who own more than ten percent of our outstanding common stock to file reports of ownership and changes in ownership of our equity securities, including our common stock with the SEC. Such persons are required by the SEC’s regulations to furnish us with copies of all reports they file pursuant to Section 16(a).

Based solely on a review of the reports furnished to us, or written representations from persons that all reportable transactions were reported, we believe that for the fiscal year ended December 31, 2022, our directors, executive officers and shareholders with greater than ten percent of our common stock timely filed all reports they were required to file under Section 16(a) except for the following: Messrs. Brees, Buquet, Folse, Jackson, Johnson and Price each did not timely file one late Form 4 reporting one transaction; Mr. Jordan did not timely file two late Form 4s reporting four transactions; and Mr. McCollister did not timely file his late Form 5 reporting one transaction.

PROPOSAL TWO – THE SAY-ON-PAY PROPOSAL

Pursuant to Section 14A of the Exchange Act and the Dodd-Frank Wall Street Reform and Consumer Protection Act, you are being asked to approve, on a non-binding, advisory basis, the compensation for the Company’s named executive officers, or NEOs, for 2022 as described further in the Executive Compensation section of this proxy statement.

The Say-on-Pay Proposal is intended to give shareholders the opportunity to express their views on the Company’s compensation program for NEOs. This vote is not intended to address any specific NEO or specific item of compensation. Rather, the vote is to address the Company’s overall compensation program and the policies and decisions supporting that program. The Company believes that the current mix of compensation elements provides NEOs with a total compensation package that is reasonable, competitive within the market, reflective of each NEO’s personal performance, and in accordance with the applicable regulatory guidelines and requirements. Further, the current compensation program allows the Company to attract and retain experienced executives who can create long-term shareholder value.

Accordingly, we ask that you indicate your support for the compensation of the Company’s NEOs by casting a non-binding advisory vote “FOR” the following resolution at the Annual Meeting: “Resolved, that the shareholders approve the compensation of the Company’s Named Executive Officers as disclosed pursuant to the compensation rules of the SEC in the compensation tables and narrative discussion.” Because this is an advisory vote, it will not be binding upon the board of directors. However, the Compensation Committee will consider the outcome of the vote when determining future executive compensation arrangements.

Your board of directors recommends a vote “FOR” the Say-on-Pay Proposal to approve, on a non-binding advisory basis, the compensation of the Company’s NEOs. If you submit a completed proxy, the persons named in the enclosed proxy will vote “FOR” the Say-on-Pay Proposal to approve, on a non-binding advisory basis, the compensation of the Company’s NEOs, unless you indicate a vote against the proposal or abstain from voting by marking the proxy to that effect.

PROPOSAL THREE – RATIFICATION OF AUDIT FIRM

Pursuant to the recommendation of the Audit Committee, the Board has appointed FORVIS, LLP as the independent registered public accounting firm of the Company for the year ending December 31, 2023.

At the annual meeting, the shareholders will be asked to consider and act upon a proposal to ratify the appointment of FORVIS, LLP. The ratification of such appointment will require the affirmative vote of the holders of a majority of the outstanding shares of common stock entitled to vote and present at the live webcast of the annual meeting or represented by proxy at the annual meeting. Representatives of FORVIS, LLP are expected to be present at the annual meeting, will be given an opportunity to make a statement (if they desire to do so) and are expected to be available to respond to appropriate questions.

Shareholder ratification of the selection of FORVIS, LLP as the Company’s independent registered public accounting firm for the 2023 fiscal year is not required by the Company’s bylaws, state law or otherwise. However, the board of directors is submitting the selection of FORVIS, LLP to the Company’s shareholders for ratification as a matter of good corporate practice. If the shareholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain FORVIS, LLP. Even if the selection of FORVIS, LLP is ratified, the Audit Committee may, in its discretion, direct the appointment of a different independent registered public accounting firm at any time during the 2023 fiscal year if it determines that such a change would be in the best interests of the Company and its shareholders.

Your board of directors unanimously recommends a vote “FOR” the proposal to ratify FORVIS, LLP as the independent auditor for the Company for the year ending December 31, 2023. If you submit a completed proxy, the persons named in the enclosed proxy will vote “FOR” the proposal to ratify the appointment of FORVIS, LLP as the independent auditor for the Company for the year ending December 31, 2023, unless you indicate a vote against the proposal or abstain from voting by marking the proxy to that effect.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The following “Report of the Audit Committee” shall not be deemed incorporated by reference by any general statement incorporating this proxy statement into any filing under the Securities Act or under the Exchange Act, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under the Securities Act or the Exchange Act.

The Audit Committee’s general role is to assist the board of directors in overseeing the financial reporting process and related matters of the Company and its consolidated subsidiaries, including b1BANK. The Audit Committee has adopted a written charter, available on our website at www.b1bank.com under “Shareholder Info,” and during the year the Audit Committee fulfilled its duties and responsibilities as outlined in its charter. Each member of the committee is “independent” as that term is defined by the Nasdaq Stock Market rules applicable to audit committee members. David A. Montgomery, Jr. qualifies as an “audit committee financial expert” under Item 407(d)(5) of Regulation S-K under the Securities Act and has the requisite accounting or related financial expertise required by applicable SEC rules.

The Audit Committee reviewed and discussed with management and FORVIS, LLP the audited financial statements of the Company included in its Annual Report on Form 10-K for the year ended December 31, 2022.

The Audit Committee reviewed with the independent auditor, which is responsible for expressing an opinion on the conformity of those audited consolidated financial statements and related schedules with generally accepted accounting principles, its judgments as to the quality, not just the acceptability, of our accounting principles and such other matters as are required to be discussed with the Audit Committee by the standards of the Public Company Accounting Oversight Board, the rules of the Securities and Exchange Commission and other applicable regulations. In addition, the Audit Committee received the written disclosures and the letter from the independent auditor required by applicable requirements of the PCAOB regarding the independent auditor’s communications with the audit committee concerning independence, discussed with the independent auditor the independent auditor’s independence, and considered the compatibility of non-audit services with the independent auditor’s independence.

It is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and in accordance with generally accepted accounting principles; that is the responsibility of management and FORVIS, LLP. In giving its recommendation to the board of directors, the Audit Committee has relied on (1) management’s representation that the financial statements have been prepared with integrity and objectivity and in conformity with generally accepted accounting principles and (2) the reports of FORVIS, LLP with respect to those financial statements.

Based on the review and discussion referenced above, the Audit Committee recommended to the board of directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022, filed with the Securities and Exchange Commission.

Submitted by the Audit Committee of the board of directors

James J. Buquet, III Carol M. Calkins J. Vernon Johnson	David A. Montgomery, Jr., Chairman Steven G. White

SHAREHOLDER PROPOSALS AND NOMINATIONS FOR 2023 ANNUAL MEETING

Shareholders interested in submitting a proposal for inclusion in the proxy statement for our 2024 annual meeting may do so by following the procedures set forth in Rule 14a-8 promulgated under the Exchange Act. To be eligible for inclusion, shareholder proposals must be received by us at our principal executive offices, 500 Laurel Street, Suite 101, Baton Rouge, Louisiana 70801, addressed to Saundra Strong, Corporate Secretary, not later than the close of business on the 90th day, nor earlier than the close of business on the 120th day, prior to the anniversary date of the July 27, 2023 annual meeting; provided, however, that in the event that the annual meeting is called for a date that is not within 30 days before or after such anniversary date, notice by the shareholder to be timely must be so delivered not later than the close of business on the 10th day following the date on which such notice of the date of the meeting was mailed or public disclosure of the date of the meeting was made, whichever occurs first. The proposal and its proponent must satisfy all applicable requirements of Rule 14a-8. However, as the rules of the Securities and Exchange Commission make clear, simply submitting a proposal does not guarantee its inclusion.

In addition, under our bylaws, a shareholder who wishes to nominate an individual for election to our board of directors directly or to propose any business to be considered at an annual meeting (other than matters brought under Rule 14a-8) must deliver advance written notice of that nomination or business to us following certain procedures contained in our bylaws. To be timely, the notice must be received by our Corporate Secretary at our principal executive offices not less than 90 nor more than 120 days before the first anniversary of the date of the 2023 annual meeting, unless our 2024 annual meeting is held on a date that is not within 30 days before or after the first anniversary of the date of the 2023 annual meeting. In that case, to be timely, notice must be delivered in a reasonable amount of time before the Company begins to print and send its proxy materials.

To be in proper form, a shareholder’s notice must include all of the information about the proposal or nominee required by our bylaws. You may obtain a copy of our bylaws upon written request to our Corporate Secretary at our principal executive offices. The chairman of the annual meeting may refuse to acknowledge any director nomination, or the proposal of any business not made in compliance with the procedures contained in our bylaws.

OTHER MATTERS

Our board of directors does not know of any matters to be presented at the meeting other than those set forth in the accompanying notice. However, if any other matters properly come before the annual meeting or any adjournments or postponements thereof, the proxy holders will vote or abstain thereon in their discretion.

COST OF ANNUAL MEETING AND PROXY SOLICITATION

We will bear all costs associated with the 2023 annual meeting, including the cost of soliciting proxies. We may solicit proxies by mail, personal interview, telephone, email, or other electronic means. No director, officer or employee will be paid any additional compensation for any solicitation activities, although we will reimburse to them any out-of-pocket expenses. We may request banks, brokers and other custodians, nominees, and fiduciaries to forward copies of these proxy materials to the beneficial holders and to request instructions for the execution of proxies and may reimburse these persons for their related expenses. Proxies are solicited to provide all record holders of our common stock with an opportunity to vote on the matters to be presented at the annual meeting, even if they cannot attend the annual meeting.

ANNUAL REPORT ON FORM 10-K

The Company will furnish, without charge, a copy of the Company’s Annual Report on Form 10-K for the year ended December 31, 2022, including any amendments thereto, as filed with the SEC, to any shareholder upon written request to Business First Bancshares, Inc., ATTN: Corporate Secretary, 500 Laurel Street, Suite 101, Baton Rouge, Louisiana 70801. The Company’s Annual Report on Form 10-K for the year ended December 31, 2022, is also available free of charge on our website, www.b1bank.com, under “Shareholder Info.”

The Company’s Annual Report on Form 10-K, including consolidated financial statements and related notes and any amendments thereto, for the year ended December 31, 2022, as filed with the SEC, accompanies but does not constitute part of this proxy statement.

Business First Bancshares, Inc.
Non-GAAP Measures
(Unaudited)

Year Ended
December 31,
(Dollars in thousands, except per share data)	2022

Interest Income:
Interest income	$236,114
Core interest income	236,114
Interest Expense:
Interest expense	36,537
Core interest expense	36,537
Provision for Loan Losses: (b)
Provision for loan losses	10,886
Core provision expense	10,886
Other Income:
Other income	29,310
Losses on former bank premises and equipment	717
Losses on sale of securities	48
Insurance reimbursement of storm expenditures	(687)
Core other income	29,388
Other Expense:
Other expense	149,409
Acquisition-related expenses (2)	(5,178)
Occupancy and bank premises - storm repair	(501)
Core other expense	143,730
Provision for Income Taxes: (1)
Provision for income taxes	14,337
Tax on losses on former bank premises and equipment	151
Tax on losses on sale of securities	10
Tax on insurance reimbursement of storm expenditures	(144)
Tax on acquisition-related expenses (2)	942
Tax on occupancy and bank premises - storm repair	106
Core provision for income taxes	15,402
Preferred Dividends:
Preferred dividends	1,350
Core preferred dividends	1,350
Net Income Available to Common Shareholders:
Net income available to common shareholders	52,905
Losses on former bank premises and equipment, net of tax	566
Losses on sale of securities, net of tax	38
Insurance reimbursement of storm expenditures, net of tax	(543)
Acquisition-related expenses (2), net of tax	4,236
Occupancy and bank premises - storm repair, net of tax	395
Core net income available to common shareholders	$57,597

Average Diluted Common Shares Outstanding	22,817,493

Diluted Earnings Per Common Share:
Diluted earnings per common share	$2.32
Losses on former bank premises and equipment, net of tax	0.02
Losses on sale of securities, net of tax	0.00
Insurance reimbursement of storm expenditures, net of tax	(0.02)
Acquisition-related expenses (2), net of tax	0.19
Occupancy and bank premises -storm repair, net of tax	0.02
Core diluted earnings per common share	$2.52

(1) Tax rates, exclusive of certain nondeductible merger-related expenses, utilized were 21.00% for 2022. These rates approximated the marginal tax rates.
(2) Includes merger and conversion-related expenses and salary and employee benefits.

Business First Bancshares, Inc.
Non-GAAP Measures
(Unaudited)

Year Ended
December 31,
(Dollars in thousands, except per share data)	2022

Total Quarterly/YTD Average Assets	$5,473,508
Total Quarterly/YTD Average Common Equity	$456,388

Net Income Available to Common Shareholders:
Net income available to common shareholders	$52,905
Losses on former bank premises and equipment, net of tax	566
Losses on sale of securities, net of tax	38
Insurance reimbursement of storm expenditures, net of tax	(543)
Acquisition-related expenses, net of tax	4,236
Occupancy and bank premises - storm repair, net of tax	395
Core net income available to common shareholders	$57,597

Return to common shareholders on average assets	0.97%
Core return to common shareholders on average assets	1.05%

Interest Income:
Interest income	$236,114
Core interest income	236,114
Interest Expense:
Interest expense	36,537
Core interest expense	36,537
Other Income:
Other income	29,310
Losses on former bank premises and equipment	717
Losses on sale of securities	48
Insurance reimbursement of storm expenditures	(687)
Core other income	29,388
Other Expense:
Other expense	149,409
Acquisition-related expenses	(5,178)
Occupancy and bank premises - storm repair	(501)
Core other expense	$143,730

Efficiency Ratio:
Other expense (a)	$149,409
Core other expense (c)	$143,730
Net interest and other income (1) (b)	$228,935
Core net interest and other income (1) (d)	$228,965
Efficiency ratio (a/b)	65.26%
Core efficiency ratio (c/d)	62.77%

(1) Excludes gains/losses on sales of securities.

BUSINESS FIRST BANCSHARES

VOTE

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Your vote matters – here's how to vote!

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2023 Annual Meeting Proxy Card

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▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors recommend a vote FOR all the nominees listed and FOR Proposals 2 - 3.

	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain
01 - Drew C. Brees	☐	☐	☐	02 - James J. Buquet, III	☐	☐	☐	03 - Carol M. Calkins	☐	☐	☐
04 - Ricky D. Day	☐	☐	☐	05 - John P. Ducrest	☐	☐	☐	06 - Mark P. Folse	☐	☐	☐
07 - Robert S. Greer, Jr.	☐	☐	☐	08 - J. Vernon Johnson	☐	☐	☐	09 - Rolfe H. McCollister, Jr.	☐	☐	☐
10 - Andrew D. McLindon	☐	☐	☐	11 - David R. Melville, III	☐	☐	☐	12 - Patrick E. Mockler	☐	☐	☐
13 - David A. Montgomery, Jr.	☐	☐	☐	14 - Arthur J. Price	☐	☐	☐	15 - Kenneth Wm. Smith	☐	☐	☐
16 - Keith A. Tillage	☐	☐	☐	17 - Steven G. White	☐	☐	☐				

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2023 Annual Meeting Admission Ticket
2023 Annual Meeting of Business First Bancshares, Inc. Shareholders

The 2023 Annual Meeting of Shareholders of Business First Bancshares, Inc. will be held on Thursday, July 27, 2023 at 8:00 a.m. Central Time, both virtually via the Internet at www.meetnow.global/MD4WR2Y and in person at 500 Laurel Street, Suite 101, Baton Rouge, Louisiana.

To access the virtual meeting, you must have the information that is printed in the shaded bar located on the reverse side of this form.

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Business First Bancshares, Inc.

Notice of 2023 Annual Meeting of Shareholders

Proxy Solicited by Board of Directors for Annual Meeting — July 27, 2023

David R. Melville, III and Robert S. Greer, Jr., or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Shareholders of Business First Bancshares, Inc. to be held on July 27, 2023 or at any postponement or adjournment thereof.

Shares represented by this proxy will be voted by the stockholder. If no such directions are indicated, the Proxies will have authority to vote FOR the election of the Board of Directors and FOR Proposals 2 - 3.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

(Items to be voted appear on reverse side)

B Authorized Signatures — This section must be completed for your vote to count. Please date and sign below.

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
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